Exhibit 10.42

FRANCHISE LICENSE AGREEMENT

EMBASSY SUITES - WAIKIKI BEACH WALK

HONOLULU, HAWAII

1

11. TRANSFER	13

A.OUR TRANSFER OF THIS AGREEMENT	13
B.YOUR TRANSFER	13

12. CONDEMNATION AND CASUALTY	18

A.CONDEMNATION	18
B.CASUALTY	18
C.No EXTENSIONS OF TERM	18

13. TERM OF LICENSE	18

14. TERMINATION	18

A.TERMINATION OR SUSPENSION BY US ON ADVANCE NOTICE	18
B.IMMEDIATE TERMINATION BY US	20
C.LIQUIDATED DAMAGES UPON TERMINATION BY Us	21
D.DE-IDENTIFICATION OF HOTEL UPON TERMINATION	22
E.SPECIAL TERMINATION	22

15. RELATIONSHIP OF PARTIES	22

A.No AGENCY RELATIONSHIP	22
B.NOTICES TO PUBLIC CONCERNING YOUR INDEPENDENT STATUS	23

16. MISCELLANEOUS	23

A.SEVERABILITY AND INTERPRETATION	23
B.CONTROLLING LAW	23
C.EXCLUSIVE BENEFIT	24
D.ENTIRE AGREEMENT	24
E.CONSENT; BUSINESS JUDGMENT	24
F.NOTICES	25
G.GENERAL RELEASE	25
H.ESTOPPEL CERTIFICATE	25
I.DESCRIPTIVE HEADINGS	25
J.REPRESENTATIONS AND WARRANTIES	25
K.TIME	25
L.COUNTERPARTS	25
M.PERFORMANCE REQUIREMENTS/RESPONSIBILITIES	25
N.INFORMATIONAL COPIES	25
O.BLOCKED PERSONS OR ENTITIES	26

17. WAIVER OF JURY TRIAL	26

ATTACHMENT A - PERFORMANCE CONDITIONS: NEW DEVELOPMENT	A - 1

ATTACHMENT B - RIDER TO FRANCHISE LICENSE AGREEMENT	B - 1

INSERT TO ATTACHMENT B

EXHIBIT A - RESTRICTIVE AREA MAP

2

FRANCHISE LICENSE AGREEMENT

Dated as of the date set forth on the Rider attached hereto as Attachment B (the “Rider”) between the licensor entity set forth on the Rider (“we,” “us,” “our” or “Licensor”), and the licensee entity (“you,” “your” or “Licensee”), the name and address of which is set forth on the Rider.

INTRODUCTION

We are a subsidiary of Hilton Hotels Corporation, a Delaware corporation (“HHC”), HHC and its subsidiaries and affiliates (collectively, “Hilton”) own, lease, operate, manage and provide various services for a network of hotels, inns, conference centers, time share properties and other operations (the “Network”). HHC and Hilton Hospitality, Inc., a wholly owned subsidiary of HHC, have authorized us to grant licenses to selected, first-class, independently owned or leased hotel properties, to operate under the brand name set forth in the Rider (the “Licensed Brand”). You have expressed an interest in operating the property identified on the Rider under the Licensed Brand. You have confirmed to us that you (i) independently investigated the risks of operating a hotel under the Licensed Brand, including current and potential market conditions, and competitive factors and risks, and have made an independent evaluation of all such matters, and (ii) reviewed our uniform franchise offering circular (“UFOC”). After doing so, you have expressed a desire to enter into a Franchise License Agreement with us to obtain a license to use the Licensed Brand in the operation of a hotel at the address set forth on the Rider.

NOW, THEREFORE, in consideration of the premises and the undertakings and commitments of each party to the other party as set forth in this agreement (the “Agreement”), the parties agree as follows:

1. Definitions

The following capitalized terms will have the meanings set forth after each term:

a. The Hotel. The Hotel is the property you will operate under this Agreement. The “Hotel” includes all structures, facilities, appurtenances, furniture, fixtures, equipment, and entry, exit, parking and other areas located on the site we have approved for your business, or located on any land we approve in the future for additions, signs, parking or other facilities.

b. The Marks. References to the “Marks” will include the Licensed Brand service marks and all other service marks, copyrights, trademarks, logos, insignia, emblems, symbols, designs, slogans, distinguishing characteristics, trade names, domain names, and all other marks or characteristics associated or used with or in connection with the System (as we define that term in Subparagraph 1c.), and similar intellectual property rights, that we designate from time to time to be used in the System.

c. The System. The “System” is the elements we designate from time to time to identify hotels operating under the Licensed Brand that provide to the consuming public a similar, distinctive, high quality hotel service. “System hotels” means hotels we license to operate under the System and to use the Licensed Brand name. The System currently includes the Licensed Brand and the Marks; access to a reservation service; advertising, publicity and other marketing programs and materials; training programs and materials, standards, specifications and policies for construction, furnishing, operation, appearance and service of the Hotel, we refer to in this Agreement or in the Manual (as defined in Subparagraph 1.d.)

and programs for our inspecting the Hotel and consulting with you. We may add elements to the System or modify, alter or delete elements of the System at our sole discretion.

d. The Manual. References to the “Manual” will include all written standards and requirements we adopt from time to time for constructing, equipping, furnishing, supplying, operating, maintaining and marketing System hotels, including the Hotel. Changes made in the Manual will apply to System hotels as specified and may not apply to all System hotels. We may set forth these standards and requirements in one or more documents or guides. All of these items, as we modify them from time to time, will be considered the Manual. We will change the Manual from time to time. We will notify you at least thirty (30) days before any change becomes effective. You will be responsible for the costs of complying with the Manual, including any changes.

e. Including. The word “including,” whenever used in this Agreement, will mean “including, by way of example, but without limitation.”

f. License Term. References to the “License Term” will mean the period from the date of this Agreement through the expiration of this Agreement.

2. Grant of License

Paragraph 2 of the Franchise License Agreement is deleted in its entirety, and a new Paragraph 2 has been inserted in its place on Attachment B – Rider to Franchise License Agreement

3. Our Responsibilities

a. Training. We will specify required and optional training programs and provide these programs at various locations. We may charge you for (i) required training services and materials and (ii) optional training services and materials we provide to you. You are also responsible for all travel, lodging and other expenses you or your employees incur in attending these programs.

b. Reservation Services. We will, directly or indirectly, furnish you with the Reservation Service (as defined in Subparagraph 6a(15) below). This service will be furnished to you on the same basis as is furnished to other System hotels, subject to the provisions of Subparagraph 14.a.(3) below.

c. Consultation. We may, from time to time at our sole discretion, make available to you consultation and advice in areas such as operations, facilities, and marketing on the same basis as other Licensed Brand hotels. We have the right to establish fees in advance or on a project-by-project basis, for consultation and advice you request.

d. Arrangements for Marketing, Etc. Periodically, we or one of the Entities will publish and make available to the traveling public a directory of System hotels, including the Hotel. Additionally, we will include the Hotel, or cause the Hotel to be included in (i) national or regional group advertising of System hotels, and (ii) international, national and regional market programs offered by us or the Entities; subject to and in accordance with the general practice for System hotels.

We will use your Monthly Program Fee (as defined in Subparagraph 7.a. below) to pay for various programs to benefit the System, including (i) advertising, promotion, publicity, public relations, market research, and other marketing programs; (ii) developing and maintaining Licensed Brand directories and Internet sites; (iii) developing and maintaining the Reservation Service systems and support; and (iv) administrative costs and overhead related to the administration or direction of these projects and programs. We will have the sole right to determine how we spend these funds, including sole control over the creative concepts, materials and media used in the programs, and the placement and allocation of advertising. We may enter into arrangements for development, marketing, operations, administrative, technical and support functions, facilities, programs, services and/or personnel with any other entity, including our affiliates. You acknowledge that Monthly Program Fees are intended for the benefit of the

System, and will not simply be used to promote or benefit any one property or market. We will have no obligation in administering any activities paid by the Monthly Program Fee to make expenditures for you which are equivalent or proportionate to your payments, or to ensure that the Hotel benefits directly or proportionately from such expenditures. We may create any programs and allocate monies derived from Monthly Program Fees to any regions or localities, as we consider appropriate in our sole judgment. The aggregate of Monthly Program Fees paid to us by System hotels does not constitute a trust or “advertising fund” and we are not a fiduciary with respect to the Monthly Program Fees paid by you and other System hotels. We are not obligated to expend funds in excess of the amounts received from System hotels. If any interest is earned on unused Monthly Program Fees, we will use the interest before using the principal. The Monthly Program Fee does not cover your costs of participating in any optional marketing programs and promotions offered by us or Hilton from time to time in which you voluntarily choose to participate. These fees also do not cover the cost of operating the Hotel in accordance with the standards in the Manual.

e. Inspections/Compliance Assistance. We will administer a quality assurance program for the System which may include conducting periodic inspections of the Hotel and guest satisfaction surveys and audits to ensure compliance with System standards. We have the right to inspect the Hotel and its operations at any time, with or without prior notice to you, and to determine if the Hotel is in compliance with the standards and rules of operation set forth in this Agreement and in the Manual. If the Hotel fails to comply with such standards and rules of operation, we may, at our option and at your cost, require an action plan to correct the deficiencies. You must then take all steps necessary to correct any deficiencies within the times we establish. You may be charged a fee (“Quality Assurance Re-Evaluation Fee”), and you will provide complimentary accommodations for the quality assurance auditor, each time we conduct a special on-site quality assurance re-evaluation (a) after the Hotel has failed a regular quality assurance evaluation or (b) to verify that deficiencies noted in a quality assurance evaluation report or property improvement plan have been corrected or completed by the required dates. The Quality Assurance Re-Evaluation fee is subject to change by us from time to time provided that any change will be established in the Manual. Our approval of an action plan does not waive any rights we may have under this Agreement, nor does it relieve you of any obligations under this Agreement. We will also have the right to place materials required for System and Hilton purposes at the Hotel.

f. Manual. We will issue the Manual to you, and any revisions and updates we may make to the Manual.

g. Equipment and Supplies. We will make available to you for use in the Hotel various purchase, lease, or other arrangements with respect to exterior signs, operating equipment, operating supplies, and furnishings, which we or Hilton may have and which we make available to other System hotels.

4. Proprietary Rights

You acknowledge, and will not contest, either directly or indirectly during the License Term or after termination or expiration of this Agreement: (i) our (and/or any Entities’) ownership of, rights to and interest in the System, Licensed Brand, Marks and any of their element(s) or component(s), including present and future distinguishing characteristics; (ii) our sole right to grant licenses to use all or any element(s) or component(s) of the System; (iii) that we (and/or the Entities) are the owner of (or the licensee of, with the right to sub-license) all right, title and interest in and to the Licensed Brand and the Marks used in any form and in any design, alone or in any combination, together with the goodwill they symbolize; and (iv) the validity or ownership of the Marks. You acknowledge that these Marks have acquired a secondary meaning which indicates that the Hotel, Licensed Brand and System is operated by or with Hilton’s approval. All improvements and additions to, or associated with, the System, all Marks, and all goodwill arising from your use of the System and the Marks, will inure to our benefit and become our property (or the Entities), even if you develop them. At our request, you will promptly assign to us any rights or registrations to the Marks that you may obtain. You acknowledge that you are not entitled to receive any payment or other value from us or any of the Entities for any goodwill associated with your use of the System or the Marks, or any element(s) or component(s) of the System.

5. Proprietary Marks

a. Use of Trade Name. You will operate under, and prominently display, the Marks in the Hotel. You will not adopt any other names in operating the Hotel that we do not approve. You also will not use any of the Marks, or the word “Hilton,” or other Network trademarks, trade names or service marks, or any similar word(s) or acronyms, in (i) your corporate, partnership, business or trade name except as we provide in this Agreement or the Manual, or (ii) any Internet-related name (including a domain name), except as we provide in this Agreement or in the Manual, or (iii) any business operated separately from the Hotel, including the name or identity of developments adjacent to or associated with the Hotel. You agree that any unauthorized use of the Marks will be an infringement of our rights and a material breach of this Agreement.

b. Trademark Disputes. We and you each agree that the protection of the Marks and their distinguishing characteristics as standing for the System is important to all of us. Accordingly, you will immediately notify us of any infringement or dilution of or challenge to your use of any of the Marks and will not, absent a court order or our prior written consent, communicate with any other person regarding any such infringement, dilution, challenge or claim. We will take the action we deem appropriate with respect to such challenges and claims and have the sole right to handle disputes concerning use of all or any part of the Marks or the System. You will extend your full cooperation to us at your expense in these matters. You appoint us as your exclusive attorney-in-fact, to prosecute, defend and/or settle all disputes of this type at our sole discretion. You will sign any documents we believe are necessary to prosecute, defend or settle any dispute or obtain protection for the Marks and the System and assign to us any claims you may have related to these matters. Our decision as to the prosecution, defense and settlement of the dispute will be final. All recoveries made as a result of disputes regarding use of all or part of the System or the Marks will be for our account.

c. Web Sites. You may not register, own, maintain or use any domain names, World Wide Web or other electronic communications sites (collectively, “Site(s)”), relating to the Network or the Hotel or that include the Marks. The only domain names, Sites, or Site contractors that you may use relating to the Hotel or this Agreement are those assigned or otherwise approved in writing by us. You also agree to obtain our prior written approval concerning any third-party Site in which the Hotel will be listed, and any proposed links between such Site and any other Site(s) (“Linked Sites”) and any proposed modifications to same. All Sites containing any of the Marks and any Linked Sites must advertise, promote, and reflect on the Hotel and the System in a first-ciass, dignified manner. You acknowledge and agree that our right to approve all materials is necessitated by the fact that those materials will include and be linked with our Marks. Therefore, any use of the Marks on the World Wide Web, the Internet, or any computer network/electronic distribution, must conform to our requirements, including the identity and graphics standards for all System hotels. Given the changing nature of this technology, we have the right to withhold our approval, and to withdraw any prior approval, and to modify our requirements.

You acknowledge that you may not, without a legal license or other legal right, post on your Site(s) any material in which any third party has any direct or indirect ownership interest (including video clips, photographs, sound bites, copyrighted text, trademarks or service marks, or any other text or image in which any third party may claim intellectual property ownership interests). You also agree to incorporate on your Site(s) any other information we require in the manner we deem necessary to protect our Marks.

Upon the expiration or termination of this Agreement, you agree to irrevocably assign and transfer to us (or to our designee) all of your right, title and interest in any domain name listings and registrations which contain any reference to our Marks, System, Network or Licensed Brand, and will notify the applicable domain name registrar(s) of the termination of your right to use any domain name or Site(s) associated with the Marks or the Licensed Brand, and will authorize and instruct the cancellation or transfer of the domain name to us (or our designee), as directed by us. You will also delete all references to our Marks, System, Network or Licensed Brand from any other Site(s) you own, maintain or operate beyond the expiration or termination of this Agreement.

d. Covenant. You agree, as a direct covenant with Hilton, that you will comply with all of the provisions of this Agreement related to the manner, terms and conditions of the use of the Marks, and the termination of any right on your part to use any of the Marks. You agree that any non-compliance by you with this covenant, the terms of this Agreement, or any unauthorized or improper use of the System or the Marks will cause irreparable damage to us and/or to the Entities. You therefore agree that if you engage in this non-compliance, or unauthorized and/or improper use of the System or the Marks during or after the License Term, Hilton, its successors and assigns, separately or along with us, will be entitled to both temporary and permanent injunctive relief against you from any court of competent jurisdiction, in addition to all other remedies that Hilton or we may have at law. You consent to the entry of such temporary and permanent injunctions. You will be responsible for payment of all costs and expenses, including, reasonable attorneys’ fees, which we and/or Hilton and/or the Entities may incur in connection with your non-compliance with this covenant.

6. Your Responsibilities

a. Operational and Other Requirements. During the License Term, you agree to:

(1) promptly pay to us, or reimburse us for, all amounts due to us and/or Hilton as Monthly Royalty Fees, Monthly Program Fees, and other charges, or for goods or services purchased by you or your agents, including those set forth in Paragraph 7 below;

(2) operate the Hotel twenty-four (24) hours a day every day, except as we may otherwise permit based on special circumstances;

(3) operate, furnish, maintain and equip the Hotel in a clean, safe and orderly manner and in first-class condition in accordance with the provisions of this Agreement and the Manual, and in compliance with all applicable local, state, and federal laws, customs and regulations, including maintaining and conducting your business in accordance with sound business and financial practices;

(4) provide efficient, courteous and high-quality service to the public;

(5) adopt, use and comply with the standards, requirements, services, products, programs, materials, specifications, policies, methods, procedures, and techniques set forth in the Manual, as it may be amended by us from time to time, and keep your Manual current at all times;

(6) comply with System standards, specifications and requirements regarding the purchase of products and services, including furniture, fixtures, equipment, food, operating supplies, consumable inventories, merchandise for resale to be used at, and/or sold from, the Hotel, in-room entertainment, computer networking, and any and all other items used in the operation of the Hotel (collectively, the “Supplies”), including our specifications for all Supplies. We may from time to time require you to purchase a particular brand of product (“Required Brand”), however, you may purchase this Required Brand from any authorized source of distribution;

(7) comply with System standards, specifications and requirements as to the types and levels of services, amenities and products that either must or may be used, promoted or offered at or in connection with the Hotel;

(8) install, display, and maintain signage displaying or containing the Licensed Brand name and other distinguishing characteristics in accordance with plans, specifications and standards we establish for System hotels;

(9) comply with System requirements for the training of persons involved in the operation of the Hotel, including completion by the general manager and other key personnel of the Hotel of a training program for operation of the Hotel under the System at a site we designate, except that If, in our sole opinion, it is not necessary or desirable for the general manager or any other key personnel of the Hotel to complete that training program, then we may waive this requirement in whole or in part. You will pay us for all fees and charges, if any, we require for your personnel to attend these training program(s) on the same basis as we charge other System hotels. You will also be responsible for the wages, room, board and travel expenses of your personnel;

(10) purchase and maintain property management, revenue management, in-room entertainment, telecommunications and other computer and technology systems we designate as System-wide (or area-wide) programs based on our assessment of the long-term best interests of hotels using the System, considering the interest of the System as a whole;

(11) advertise and promote the Hotel and related facilities and services on a local and regional basis in a first-class, dignified manner, using our identity and graphics standards for all System hotels, at your cost and expense. You agree to submit to us samples of all advertising and promotional materials that we have not previously approved (including any materials in digital, electronic or computerized form, or in any form of media that exists now or is developed in the future) before you produce or distribute them. You will not begin using the materials until we approve them. You also agree to immediately discontinue your use of any advertising or promotional materials we reasonably believe is not in the best interest of the Hotel or System, even if we previously approved the materials;

(12) participate in, and pay all charges in connection with (i) all required System guest complaint resolution programs, which programs may include chargebacks to the Hotel for guest refunds or credits, and (ii) all required System quality assurance programs, such as guest comment card and mystery shopper programs; and maintain minimum performance standards and scores for such quality assurance programs that we may establish from time to time in the Manual;

(13) comply with System standards, specifications and requirements as to maintenance, appearance and condition of the Hotel, and adopt in your business all changes or additions to the System as we may periodically designate;

(14) honor all nationally recognized credit cards and credit vouchers issued for general credit purposes which are generally honored at other System hotels, and enter into all necessary credit card and voucher agreements with the issuers of such cards or vouchers;

(15) participate in and use, on the terms set forth in this Agreement and in the Manual, those reservation services which we require (the “Reservation Service”), including any additions, enhancements, supplements or variants which we or the Entities develop or adopt; and honor and give first priority on available rooms to all confirmed reservations referred to the Hotel through the Reservation Service. You agree that the only reservation service or system you may use in regard to outgoing reservations referred by and from the Hotel to other hotels will be the Reservation Service or other reservation services we or the Entities designate;

(16) comply with all governmental requirements, including the filing and maintenance of any required trade name or fictitious name registrations, pay all taxes, and maintain all governmental licenses and permits necessary to operate the Hotel in accordance with the System;

(17) permit inspection of the Hotel by our representatives at any time to ensure compliance with System standards, cooperate fully with our representatives during these inspections and take all steps necessary to correct any deficiencies detected within the time periods we specify. You will also provide free lodging to our personnel at the Hotel while they are making their inspections on a space-available basis;

(18) provide to us statistics on Hotel operations in the form we specify and using definitions we specify;

(19) not engage, directly or indirectly, in any cross-marketing or cross-promotion of the Hotel with any other hotel, lodging or related business, except for Affiliated Hotels (as defined in Subparagraph 6.a.21), without our prior written consent;

(20) participate in, and pay all fees of, any System travel agent commission payment program(s) as modified from time to time, and promptly pay as we require in the Manual and/or specific program terms, all travel agent commissions and third party reservation service charges (such as airline reservation systems) in accordance with the terms of these programs;

(21) refer guests and customers, wherever reasonably possible, only to, Licensed Brand, Network, Hilton International, and Conrad International hotels (collectively, the “Affiliated Hotels”) and (if and as we direct) any other hotel systems owned or licensed by us and/or the Entities (each, an “Other Hotel”) (except that this will not prohibit us from requiring you to participate in programs designed to refer prospective customers to other hotels, whether in the System or otherwise); display all material, including brochures and promotional material we provide for Affiliated Hotels and Other Hotel Systems; and allow advertising and promotion only of Affiliated Hotels and Other Hotel Systems on the Hotel premises;

(22) treat as confidential the Manual, and all other information or materials concerning the methods, techniques, plans, specifications, procedures, information, systems and knowledge of and experience in the development, operation, marketing and licensing of the System (the “Proprietary Information”). You acknowledge and agree that you: (i) do not acquire any interest in Proprietary Information other than the right to utilize the same in the development and operation of the Hotel under the terms of this Agreement, (ii) will not use the Proprietary Information in any business or for any purpose other than in the development and operation of the Hotel under the System, (iii) will maintain the absolute confidentiality of the Proprietary Information during and after the License Term, (iv) will not make unauthorized copies of any portion of the Proprietary Information, and (v) will adopt and implement all reasonable procedures we may periodically establish to prevent unauthorized use or disclosure of the Proprietary Information, including restrictions on disclosure to employees and the use of non-disclosure and non-competition clauses in agreements with employees, agents and independent contractors who have access to the Proprietary Information. These restrictions will not apply to any information that does not relate or refer in any way or part to the System, Manual, Licensed Brand and/or Marks and that you can demonstrate came lawfully to your attention before our disclosure or which, at the time of or after our disclosure, becomes a part of the public domain through lawful publication or communication by others;

(23) not own, at any time during the term of this Agreement, in whole or in part, or be the licensor of, a hotel brand, or trade name, either directly or through an Affiliate as defined in Subparagraph 11.b.(2)(a)(i)of this Agreement, without our prior written consent. Any entity that, directly or through an Affiliate, owns in whole or in part, or is the licensor or other owner of a hotel brand or trade name (whether or not licensed) that, in our judgment, competes with the System, irrespective of the number of hotels comprising the competitive hotel brand or trade name will be referred to as a “Competitor”, These restrictions do not restrict you or your Affiliate from (i) owning a minority interest in a Competitor if you or your Affiliate do not provide services to the Competitor (including as a consultant or employee), do not have any officer, director, or similar position with the Competitor, and have no control or influence in the business decisions of the Competitor; (ii) being a licensee of a Competitor; or (iii) managing a property for a Competitor. You have advised us that you and/or your Affiliate(s) currently own the hotel brand names “Outrigger” and “Ohana” (collectively, the “Outrigger Brands”). Notwithstanding anything to the contrary in this subparagraph, we will not consider you to be a Competitor solely as a result of your owning and/or operating hotels under the Outrigger Brands, provided that, and so long as, you (and/or your Affiliates) do not, directly or indirectly, do the following anywhere in North American (including the Hawaiian Islands):

x)	have or develop a franchising or similar program for the Outrigger Brands; or

y)	license to third parties the right to use any of the Outrigger Brands except in conjunction with providing hotel management services to such third parties; or

z)	on the Hawaiian Islands only, include hotels with third party owned brand names that are owned and operated by third parties deemed by us to be a Competitor in your or your Affiliate(s) reservation system whether through an affiliation or membership agreement or otherwise.

(24) own fee simple title (or long-term ground leasehold interest, provided that such interest has been granted to you by an unrelated third party ground lessor in an arms length transaction for a term equal to, or longer than, the License Term) to the real property and improvements of the Hotel, or, at our request, cause the fee simple owner or other third party acceptable to us, to provide its guarantee covering all of your obligations under this Agreement in form and substance acceptable to us;

(25) maintain possession and control of the Hotel and Hotel site, and promptly deliver to us a copy of any notice of default you receive from any mortgagee, trustee under any deed of trust, or ground lessor for the Hotel, and upon our request, provide any additional information we may request related to any alleged default or any subsequent action or proceeding in connection with any alleged default;

(26) refrain from directly or indirectly conducting, or permitting by lease, concession arrangement or otherwise, gaming or casino operations in the Hotel or on its premises without our express written permission, which we may withhold at our sole discretion, and then only to the extent and subject to the terms set forth in such permission;

(27) refrain from directly or indirectly conducting, or permitting the marketing or sale of timeshares or condominiums at, or adjacent to, the Hotel without our express written permission, which we may withhold at our sole discretion, and then only to the extent and subject to the terms set forth in such permission; provided, however, that the foregoing shall not prohibit you from directly or indirectly conducting timeshare or condominium sales or marketing at and for any property located adjacent to the Hotel that is owned or leased by you so long as (i) you do not use any of the Marks in such sales or marketing efforts and (ii) you do not use the Hotel or its facilities in such sales, marketing efforts or business operations;

(28) obtain and maintain in full force and effect from and after the confirmed Opening Date of the Hotel as set forth in Attachment A (conditional or otherwise) all licenses required for the sale of alcoholic beverages at the Hotel (unless no alcoholic beverages are offered at or from the premises of the Hotel);

(29) promptly provide to us or Hilton all information we reasonably request with respect to you and your affiliates, including your respective officers, directors, shareholders, partners or members, and/or the Hotel, title to the property on which the Hotel is constructed and any other property used by the Hotel. The information requested may include, but not necessarily be limited to, financial condition, personal and family background, litigation, indictments, criminal proceedings and the like in which any of the aforementioned may have been involved;

(30) participate in, and pay, all charges related to (i) our and Hilton’s marketing programs (in addition to programs covered by Monthly Program Fees), and (ii) all guest frequency programs we or Hilton require. You also agree to honor the terms of any discount or promotional programs (including any frequent guest program) that we or Hilton offer to the public on your behalf, any room rate quoted to any guest at the time the guest makes an advance reservation, and any award guest certificates issued to Hotel guests participating in these programs;

(31) operate the Hotel so as to maximize Gross Rooms Revenue (as defined in Subparagraph 7.b.) consistent with sound marketing and industry practice and not engage in any conduct that is likely to reduce Gross Rooms Revenue in order to further other business activities; and

(32) maintain, at your expense, insurance, of the types, and in the minimum amounts, we specify in the Manual. All such insurance must (i) be with insurers having minimum ratings we specify, (ii) name as additional insureds the parties we specify in the Manual, and (iii) carry the endorsements and notice requirements we specify in the Manual. If you fail or neglect to obtain or maintain the insurance or policy limits required by this Agreement, we have the option, but not the obligation to obtain and maintain such insurance without notice for you, and you, will immediately upon our demand, pay us the premiums and cost we incur in obtaining this insurance.

b. Hotel Quality Assurance. We may from time to time require you to modernize, rehabilitate and/or upgrade the Hotel’s fixtures, equipment, furnishings, furniture, signs, computer hardware and software and related equipment, supplies and other items to meet the then-current standards and specifications specified in the Manual. These standards will benefit the System as a whole and you will make all these changes at your sole cost and expense. Nothing in this paragraph will relieve you from the obligation to maintain acceptable product quality ratings at the Hotel and maintain the Hotel in accordance with the Manual at all times during the Agreement. We may make limited exceptions to some of those standards based on local conditions or special circumstances, but we are not required to do so. You may not make any change in the number of approved guest rooms (the “Guest Rooms”) set forth in the Rider or any other significant change (Including major changes in structure, design or decor) in the Hotel without our prior written approval. Minor redecoration and minor structural changes that comply with our standards and specifications will not be considered significant.

c. Staff and Management. You are at all times responsible for the management of the Hotel’s business. You may fulfill this responsibility only by providing (i) qualified and experienced management, which may be a third-party management company, and (ii) a general manager, (the “Management”), each approved by us in writing. However, you represent and agree that you have not, and will not, enter into any lease, management agreement or other similar arrangement for the operation of the Hotel or any part of the Hotel with any person or entity without our prior written consent. To be approved by us as the operator of the Hotel, you or any proposed Management must be qualified to manage the Hotel. We may refuse to approve you or any proposed Management which, in our reasonable business judgment, is inexperienced or unqualified in managerial skills or operating capacity or capability, or is unable to adhere fully to the obligations and requirements of this Agreement. You understand that we reserve the right to not approve a Competitor, or any entity that (through itself or an affiliate) is the exclusive manager for a Competitor, to manage the Hotel. If the Management becomes a Competitor or otherwise becomes unsuitable in our sole discretion to manage the Hotel at any time during the License Term, you will have ninety (90) days to retain qualified substitute Management acceptable to us. Any Management must have the authority to perform all of your obligations under this Agreement, including all indemnity and insurance obligations. In the case of any conflict between this Agreement and any agreement with Management, this Agreement prevails.

7. Fees

a. Intentionally Deleted

b. Determination and Payment of Fees. The monthly fees (described in Subparagraph 7.a.) will be determined in accordance with the accounting methods of then current Uniform System of Accounts for Lodging Industry (currently, the Ninth Revised Edition, 1996), or such other accounting methods as may otherwise be specified by Licensor from time to time in the Manual. “Gross Rooms Revenue,” as used in the calculation of the Monthly Royalty Fee and the Monthly Program Fee under the Agreement, means all revenues derived from the sale or rental of Guest Rooms (both transient and permanent) of the Hotel, including guaranteed no-show revenue and credit transactions, whether or not collected, at the actual rates charged, less allowances for any Guest Room rebates and overcharges, and will not include federal, state and local taxes collected directly from patrons or guests. Gross Rooms Revenue will also include the proceeds from any business interruption insurance applicable to loss of revenues due to the non-availability of Guest Rooms. The Monthly Royalty Fee and the Monthly Program Fee will be paid to us at the place we designate on or before the fifteenth (15th) day of each month and will be accompanied by our standard schedule setting forth in reasonable detail the computation of the

Monthly Royalty Fee and Monthly Program Fee for such month. There will be an annual adjustment within ninety (90) days after the end of each operating year so that the total Monthly Royalty Fees and Monthly Program Fees paid annually will be the same as the amounts determined by audit. We reserve the right to require you to transmit the Monthly Royalty Fee and the Monthly Program Fee and all other payments required under this Agreement by wire transfer or other form of electronic funds transfer. You agree to bear all costs of wire transfer or other form of electronic funds transfer.

c. Room Addition Fee. If you desire to add or construct additional Guest Rooms at the Hotel (the “Room Addition”) at any time after you Open the Hotel under the Licensed Brand, you will pay us a nonrefundable fee equal to the prevailing per Guest Room initial fee charged to System hotels multiplied by the number of additional Guest Rooms (“Room Addition Fee”). You must pay the Room Addition Fee to us when you submit an application for the Room Addition, and you must submit that application to us before you enter into any agreement to construct the Room Addition. As a condition to our granting approval of your Room Addition application, we may require you to modernize, rehabilitate or upgrade the Hotel, subject to Subparagraph 6.b. of this Agreement.

d. Other Fees. You will timely pay all amounts due any of the Entities for any invoices or for goods or services purchased by or provided to you or paid by any of the Entities on your behalf, including pre-opening sales and operations training.

e. Taxes. If any gross receipts, sales, use, excise or any similar tax (the “Gross Receipts Tax”) is imposed upon Hilton based on any payment(s) made by you to Hilton under this Agreement, then you must reimburse us for any such Gross Receipts Tax to ensure that the amount of your payment(s) we retain after we pay the Gross Receipts Tax, equals the full amount of the payment(s) you are required to pay us under this Agreement had such Gross Receipts Tax not been imposed on Hilton.

This Subparagraph 7.e., does not apply to federal or state income taxes payable by Licensor or Hilton as a result of its net income relating to any fees collected under this Agreement.

f. Application of Fees. We may apply any amounts received under this Paragraph 7 to any amounts due under this Agreement. If any amounts are not paid when due, such non-payment will constitute a material breach of this Agreement and, in addition, such unpaid amounts will accrue a service charge beginning on the first day of the month following the due date of one and one-half percent (1 1/2%) per month or the maximum amount permitted by applicable law, whichever is less. Should we hire counsel to collect any amounts due under this Agreement, and/or any late charges, you will pay our reasonable attorneys’ fees.

8. Records and Audits

a. Reports. At our request, you will prepare and deliver to us daily, monthly, quarterly and annual operating statements, profit and loss statements, balance sheets, and other reports (the “Reports”) we require, prepared in the form, and by the methods and within the time frames, we require in the Manual. The reports will contain all information we require, including daily rate and room occupancy, and will be certified as accurate in the manner we require. You will also provide us any additional related information and Reports we may periodically request and permit us to inspect your books and records at all reasonable times. At least monthly, you will prepare a statement that will include all information concerning Gross Rooms Revenue, other revenues generated at the Hotel, room occupancy rates, reservation data and other information we require (the “Data”). By the fifteenth (15th) day of each month, you will submit to us a statement setting forth the Data for the previous month and reflecting the computation of the amounts then due under Paragraph 7, in the form and detail we reasonably request.

b. Maintenance of Records. You will, in a manner and form satisfactory to us and using accounting and reporting standards we reasonably require, prepare on a current basis (and preserve for no less than the greater of four (4) years or our record retention requirements), complete and accurate records concerning Gross Rooms Revenue and all financial, operating, marketing and other aspects of the Hotel, and maintain an accounting system that fully and accurately reflects all financial aspects of the Hotel and its business. These records will include books of account, tax returns, governmental reports, register tapes, daily reports, and complete quarterly and annual financial statements (including profit and loss statements, balance sheets and cash flow statements).

c. Audit. We may require you to have the Gross Rooms Revenue or other monies due to us computed and certified as accurate by a certified public accountant. During the License Term and for two (2) years thereafter, we and our authorized agents will have the right to verify information required under this Agreement by requesting, receiving, inspecting and auditing, at all reasonable times, any and all records referred to above wherever they may be located (or elsewhere if requested by us). If any inspection or audit reveals that you understated or underpaid any payment due to us that is not fully offset by overpayments, you will promptly pay to us the deficiency plus interest from the date each payment was due until paid at a rate of one and one-half percent (1 1/2%) per month or the maximum amount permitted by applicable law, whichever is less. If the audit or inspection reveals that the underpayment is either willful, or is for five percent (5%) or more of the total amount owed for the period being inspected, you will also reimburse us for all inspection and audit costs (including reasonable travel, lodging, meals, salaries and other expenses of the inspecting or auditing personnel). Our acceptance of your payment of any deficiency will not condone your breach of this Agreement, or waive that breach, or any rights we may have for your breach, including our right to terminate this Agreement as provided in Paragraph 14. If the audit discloses an overpayment, we will credit this overpayment against your future payments under this Agreement, without interest, or if no future payments are due under this Agreement, we will promptly pay you the amount of the overpayment without interest.

d. Ownership of Information. All of the information we obtain from you or about the Hotel or its guests under this Agreement, or under any agreement ancillary to this Agreement (including agreements relating to the computerized reservation, revenue management, property management, and other system(s) we provide or require), or otherwise related to the Hotel (the “Information”), and all revenues we derive from such Information will be our property. However, you may at any time during or after the License Term use to the extent lawful and at your sole risk and responsibility any information that you acquire from third parties in operating the Hotel, such as customer data. The Information (except for information you provide to us or Hilton with respect to you and your affiliates, including your respective officers, directors, shareholders, partners or members) will become our Proprietary Information which we may use for any reason as we deem necessary or appropriate, in our discretion, including making an earnings claim in our UFOC.

9. Indemnity

You agree, during and after the License Term, to indemnify us and the Entities, and our successors and assigns, and the members, officers, directors, employees, agents, predecessors, successors and assigns of each such entity (the “Indemnified Parties”) against, and hold them harmless from, all losses, costs, liabilities, damages, claims, and expenses, including reasonable attorneys’ fees, arising out of or resulting from (i) any claimed occurrence at the Hotel or arising from, as a result of, or in connection with the development, construction or operation of the Hotel (including the design, construction, financing, furnishing, equipment, acquisition of Supplies or operation of the Hotel in any way); (ii) any bodily injury, personal injury, death or property damage suffered by any guest, customer, visitor or employee of the Hotel; (iii) your alleged or actual infringement or violation of any patent, mark or copyright or other proprietary right owned or controlled by third parties; (iv) your alleged or actual violation or breach of any contract, federal, state or local law, regulation, ruling, standard or directive applicable to the Hotel, or of any industry standard; (v) any other business conducted by you or a third party in, on or about the Hotel or its grounds; or (vi) any other of your acts, omissions or obligations or those of anyone associated or affiliated with you or the Hotel or in any way arising out of or related to this Agreement. However, you do not have to indemnify us to the extent damages otherwise covered under this Paragraph 9 are adjudged by a court of competent jurisdiction to have been the result of the gross negligence or willful misconduct of any of the Indemnified Parties so long as the claims are not asserted on the basis of (i) theories of vicarious liability, including agency, apparent agency or employment or (ii) our failure to compel you to comply with the provisions of this Agreement. You will give us written notice of any action, suit, proceeding, claim, demand, inquiry or investigation involving an Indemnified Party within five (5) days of your actual or constructive knowledge of it. At our election, you will defend us and/or the Indemnified Parties against the same, or we may elect to assume (but under no circumstance will we be obligated to undertake) the defense and/or settlement of the action, suit, proceeding, claim, demand, inquiry or investigation at your expense and risk. We may obtain separate counsel of our choice if we believe your and our interests may conflict. Our undertaking of defense and/or settlement will in no way diminish your obligation to indemnify the Indemnified Parties and to hold them harmless. In either case, you will also reimburse the Indemnified Parties upon demand for all expenses, including reasonable attorneys’ fees and court costs the Indemnified Parties incur to protect themselves, or to remedy your defaults. Under no circumstances will the Indemnified Parties be required to seek recovery from third parties or otherwise mitigate their losses to maintain a claim against you, and their failure to do so will in no way reduce the amounts recoverable from you by the Indemnified Parties. Further, you will indemnify the Indemnified Parties for any claim for damages by reason of failure of any contractor, subcontractor, supplier or vendor doing business with you relating to the Hotel to maintain adequate insurance as required in the Manual.

10. Right of First Offer

If you and/or an Affiliate which, directly or indirectly, controls the Hotel and/or controls the entity which owns the Hotel (the “Controlling Affiliate”), wants to market the Hotel for sale or lease (other than the commercial space within the Hotel) or to sell the entity that owns the Hotel, or a controlling interest in that entity, or to sell a Controlling Affiliate, or controlling interest in said Controlling Affiliate before you do so, you must first give us written notice (the “Offer Notice”) of your intent to sell or lease the Hotel or to sell the entity which owns the Hotel or the Controlling Affiliate or a controlling interest in the same (the “Marketed interest”), stating your intended sales price and all terms and conditions of the proposed sale or lease, together with all other information regarding the sale or lease that we may require and that is reasonably available to you. We will, within sixty (60) days after our receipt of the Offer Notice, elect by written notice to you, one of the following alternatives:

a. We or our designee(s) may make an offer to you to purchase or lease the Marketed Interest (“Our Offer”). You must accept or reject in writing Our Offer within twenty (20) days after you receive it. If you fail to respond within twenty (20) days, you will be deemed to have accepted Our Offer. However, if Our Offer is for a price equal to, or greater than, the price set forth in the Offer Notice, and is upon substantially similar terms and conditions (or terms and conditions more favorable to you, as determined by a reasonable seller under the same or similar circumstances), then you are obligated to accept Our Offer (“Deemed Accepted Offer”). You and we each acknowledge and agree that once the Offer Notice has been delivered to us, you may not change any of the terms and conditions set forth in the same without our express written consent and you must deal exclusively with us for the sale or lease contemplated in said Offer Notice.

(1) If you accept Our Offer, you and we (and/or our designee(s)), will promptly, and in all cases within sixty (60) days after you accept Our Offer (the “60-Day Period”) (or within sixty (60) days of the date you receive written notice of the Deemed Accepted Offer, if applicable), enter into an agreement for the purchase or lease of the Marketed Interest at the price and on the terms contained in Our Offer, and will complete the transaction subject to, and in accordance with, the terms and conditions of Our Offer; provided, however, that if we are unable to reach agreement following good faith negotiations within the 60-Day Period, you will be deemed to have rejected Our Offer. You shall not offer the Marketed Interest to any other party during the 60-Day Period.

(2) If you reject Our Offer, you may, during the Marketing Period (as defined in Subparagraph 10.b.), sell or lease the Marketed Interest in an amount that is greater than a nominal amount above one hundred percent (100%) of the price set forth in Our Offer, and upon substantially similar terms or conditions (or more favorable to you, as determined by a reasonable seller under the same or similar circumstances), but you still must comply with the Transfer provisions contained in Paragraph 11 of this Agreement. If you receive additional unsolicited offers for the Marketed Interest after the Offer Notice has been delivered to us, regardless of whether said additional offers are made by the same or different unrelated third parties, you expressly agree that such additional offers will not be enforceable against us and the same will not have any effect on the terms and conditions set forth in the Offer Notice.

b. We may waive our right to purchase or lease the Marketed Interest. If we fail to respond to you within the sixty (60) day election period, we will be deemed to have waived our right to purchase or lease the Marketed Interest, if we waive our rights, then you are free, for the Marketing Period, to sell or lease the Marketed Interest in an amount that is greater than ninety percent (90%) of the price, and on substantially similar terms or conditions (or terms and conditions more favorable to you, as determined by a reasonable seller under the same or similar circumstances), as those contained in the Offer Notice. “Marketing Period” will mean the earlier of one hundred eighty (180) days from the date of (i) Our Offer, (ii) our waiver or, (iii) expiration of the sixty (60) day period. Any sale or lease by you under this election, still must comply with the transfer provisions of Paragraph 11 of this Agreement.

During the Marketing Period, if you want to market or sell the Marketed Interest at a price that is less than or equal to the applicable percentages in Subparagraphs 10.a. and 10.b., or on terms and conditions that vary materially from those contained in the Offer Notice, you must issue a new Offer Notice to us, and comply again with the provisions of this Paragraph 10.

If you or a Controlling Affiliate receives an unsolicited offer from a third party to purchase or lease the Hotel, or to purchase the entity that owns the Hotel or to purchase the Controlling Affiliate, or a controlling interest in that entity or Controlling Affiliate, then before you accept that offer, you must comply with the Offer Notice and other provisions of this Paragraph 10, as if you had initiated the sale or lease of the Hotel; provided, however, that the Offer Notice must include the name and full identity of the prospective purchaser or tenant, as the case may be, including the names and addresses of the owners of the capital stock, partnership interests, or other proprietary interests of the purchaser or tenant, as well as a copy of the offer that you or the Controlling Affiliate received from the third party, if in writing.

You expressly acknowledge and understand that if we waive our right to purchase or lease the Marketed Interest, that waiver does not waive our right under the provisions of Paragraph 11 of this Agreement to consent, or withhold consent to any transaction, and it remains your obligation to obtain our consent before you complete any such transaction.

For purposes of this Paragraph 10, you represent and warrant that you have the necessary authority to enter into this Agreement on behalf of any Controlling Affiliate and to bind it in accordance with the terms and conditions hereof, including the obligation to sell to us any controlling interest therein.

11. Transfer

a. Our Transfer of this Agreement. We have the right to transfer or assign this Agreement or any of our rights, obligations, or assets under this Agreement to any person or legal entity. You acknowledge and agree that this Agreement is a license for the Licensed Brand only, and the programs that are unique to the Licensed Brand. Therefore, if we transfer or assign this Agreement, your right to use any programs, rights or services related to or provided by the Entities or their designees, including the Reservation Service, any guest frequency program not unique to the Licensed Brand, and any Marks (except the principal name identified in the Rider), may terminate. The transferee must assume all of our obligations to you under this Agreement.

b. Your Transfer. We recognize that at some time, you or other persons associated with you or the Hotel may want to sell or transfer all or part of an interest in this Agreement, the Licensee or in the Hotel. At the same time, you understand and acknowledge that the rights and duties set forth in this Agreement are personal to you, and that we are entering into this Agreement in reliance on your business skill, financial capacity, and personal character (if you are an individual), and that of your officers, directors, partners, members, stockholders or trustees (if you are a partnership, company, corporation, trust or other legal entity). As a result, you agree that if you or other persons associated with you or the Hotel desire to sell, transfer or lease an interest in this Agreement, the Licensee or in the Hotel, or in any entity that has an interest in this Agreement, the Licensee or the Hotel, you will abide by the terms of this Subparagraph 11.b.

For purposes of this Subparagraph 11.b., the term “control” in all its forms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, or of the power to veto major policy decisions of an entity, whether through the ownership of voting securities, by contract, or otherwise. References in this Agreement to “Equity Interests” mean any direct or indirect beneficial interest in the Licensee, the Equity Owners and/or the Hotel (an “indirect” interest is an interest in an entity other than the Licensee that either itself, or through others, has an interest in the Licensee). References in this Agreement to “Equity Owners” mean the owners of a direct or indirect Equity Interest in the Licensee, the Agreement, and/or in the Hotel. “Publicly Traded Equity Interest” means any Equity Interest that is traded on any securities exchange or is quoted in any publication or electronic reporting service maintained by the National Association of Securities Dealers, Inc., or any of its successors. In computing changes of Equity Interests, limited partners will not be distinguished from general partners except as provided below. General partners, managing members and other controlling interests in Licensee will be considered Equity Owners for purposes of this section, regardless of whether they have any actual ownership interest in the Licensee. Non-voting equity interests may not qualify as an Equity Interest, at our discretion. Our judgment will be final if there is any question as to the definition of Equity Interest or as to the computation of relative Equity Interests. You represent that as of the date of this Agreement the Equity interests are directly and (if applicable) indirectly owned as shown on the Rider.

(1) Transfers That Do Not Require Our Consent or Notification.

(a) Privately Held Equity Interests: Less than 25% Change/No Change of Control. Equity interests that are not publicly traded may be transferred by you and the Equity Owners without notice to us and without our consent, if after the transaction: (i) less than twenty-five percent (25%) of all Equity Interests in Licensee will have changed hands since the date of this Agreement, and (ii) there has not been a change of control of the Licensee, of this Agreement or of the Hotel since the date of this Agreement.

(b) Publicly Held Equity Interests. Publicly Traded Equity Interests may be transferred without notice to us and without our consent if the transfer does not effectuate a change of control of the Licensee, of this Agreement or of the Hotel since the date of this Agreement.

(c) Commercial Leases. You may lease or sublease commercial space in the Hotel that is customarily subject to lease, or enter into concession arrangements in the ordinary course of business at the Hotel, without notice to us and without our consent.

(2) Other Transfers. No other direct or indirect interest in the Hotel or in this Agreement, and no direct or indirect Equity Interest in the Licensee, may be sold, leased, assigned, or transferred in any way (individually or collectively, a “Transfer”), except as specifically provided in this Subparagraph 11.b.(2). If you or any Equity Owners want to transfer any Equity Interest, other than in a transaction that meets the requirements of the foregoing clause (1), you must first notify us and you must first obtain our consent.

(a) Permitted Transfers. Certain transfers are transfers we describe as “Permitted Transfers.” We will consent to a Permitted Transfer, so long as you (i) give us sixty (60) days advance written notice of any proposed Permitted Transfer (the “Permitted Transfer Consent Request”), and (ii) submit to us a nonrefundable processing fee of Two Thousand Five Hundred Dollars ($2,500) with the Permitted Transfer Consent Request to cover our costs to review the Transfer (except that in the case of a Transfer of Equity interests which requires registration under any federal or state securities law, you must pay us an additional processing fee of Two Thousand Five Hundred Dollars ($2,500) as provided for in Subparagraph 11.b.(3) below), and meet the requirements for the particular Permitted Transfer as described below. Notwithstanding the foregoing, we hereby agree to a one-time waiver of the $2,500 processing fee for any Permitted Transfer that occurs prior to Opening of the Hotel.

(i) Affiliate Transfer. You or any Equity Owners as of the date of this Agreement may sell, lease, transfer or otherwise convey any Equity Interest to an Affiliate (each an “Affiliate Transfer”); provided that such event does not, in our opinion, result in a change in the ultimate controlling Equity Owners of the Licensee, this Agreement or the Hotel and the following conditions are met. “Affiliate” means, with respect to any entity, any natural person or firm, corporation, partnership, association, trust or other entity which, directly or indirectly, controls, is controlled by, or is under common control with, you or any Equity Owners as of the date of this Agreement. A natural person or entity which has an entity as an Affiliate will also be deemed to be an Affiliate of that entity. We will not withhold our consent to an Affiliate Transfer if (x) you are not then in material default under this Agreement; (y) the Affiliate Transfer is not, directly or indirectly, to a Competitor; and (z) you otherwise satisfy the conditions as set forth in Subparagraphs 11.b.(2)(b)(i)-(vii), (ix) and (x) below that we may require you to satisfy.

(ii) Family Transfers. If you or any Equity Owners as of the date of this Agreement are a natural person, and desire to sell, lease, transfer or otherwise convey any Equity interest to: (x) a member or member of your or any such Equity Owner’s immediate family i.e. spouse, children, parents, siblings (“Family Members”) or (y) a trust or trusts for the benefit of Equity Owner or the Equity Owner’s Family Member(s) (each, a “Family Transfer”), in either case, without causing a change in the ultimate controlling Equity Owners of the Licensee, this Agreement, or the Hotel, we will not withhold our consent to a Family Transfer if you otherwise satisfy the conditions set forth in Subparagraphs 11.b.(2)(b)(i)-(vii), (ix), and (x) below that we may require you to satisfy.

(iii) Transfer Upon Death. Upon the death of a Licensee or Equity Owner, this Agreement or the Equity Interest (if applicable) may pass in accordance with such person’s will or, if such person dies intestate, in accordance with laws of intestacy governing the distribution of such person’s estate, without our consent, provided that (x) the Transfer is to a Family Member or to a legal entity formed by such Family Member(s), and (y) within one (1) year after the death, such Family Member(s) or entity meets all our then current requirements for an approved applicant.

(iv) Brick and Mortar Transfers. You may sell, lease or transfer the Hotel, the Hotel site, or any portion thereof if, in our reasonable judgment, after the sale, you retain possession and control of the Hotel site and the management control of the Hotel operations and continue to comply with the requirements of Subparagraph 6.a.(24), provided you give us at least sixty (60) days’ prior notice of the proposed transfer, and any Transfer Information (as defined below) that we request. If, in our reasonable judgment, the Transfer will result in your loss of possession or control of the Hotel or Hotel site or management of the Hotel, the sale will then be considered a change of ownership and you must comply with the provisions of Subparagraph 11.b.(2)(b).

(v) Privately Held Equity Interests: 25% or Greater Change/No Change of Control. You or any Equity Owners as of the date of this Agreement may sell, lease, transfer or otherwise convey Equity Interests if a twenty-five percent (25%) or more cumulative change in Equity Interests in Licensee will have changed hands since the date of this Agreement; provided that such event does not, in our opinion, result in a change in the ultimate controlling Equity Owner of the Licensee, this Agreement or the Hotel and the following conditions are met: (x) you are not then in material default under this Agreement; (y) the Transfer is not, directly or indirectly, to a Competitor; and (z) you otherwise satisfy the conditions as set forth in Subparagraphs 11.b.(2)(b)(i)-(vii), (ix) and (x) below that we may require you to satisfy.

(b) Change of Ownership. Any proposed Transfer that does not otherwise qualify as a Permitted Transfer as defined in Subparagraph 11.b.(2)(a) above will be considered a change of ownership (“Change of Ownership”). If there is a proposed Change of Ownership and the proposed owner desires to continue to operate the Hotel as a System hotel, the proposed owner must submit to us a complete application for a new franchise license agreement (the “Change of Ownership Application”) accompanied by payment of our then prevailing application fee. If we do not approve the Change of

Ownership Application, we will refund the application fee, less Two Thousand Five Hundred Dollars ($2,500) for processing costs. The proposed owner may also be required to pay the then prevailing property improvement plan (“PIP”) fee for us to determine the renovation requirements for the Hotel. If we approve the Change of Ownership Application, the new owner will then be required to pay any other applicable fees and charges we then impose for new Licensed Brand franchise licenses.

We will process the Change of Ownership Application in accordance with our then current procedures, including review of criteria and requirements regarding upgrading of the Hotel, credit, background investigation, operations abilities and capabilities, prior business dealings, market feasibility, guarantees, and other factors we consider relevant. We will have sixty (60) days from our receipt of the completed and signed application to consent or withhold our consent to the proposed owner as Licensee.

We may, at our option, or as applicable, make our consent subject to satisfaction of certain conditions, including:

(i) The cure of any existing defaults or events that would become defaults with the giving of notice and passage of time, including, the payment in full at the closing of the Transfer (the “Closing”) of all unpaid obligations owed to us and any Entities by you, and/or the renovation by you or the proposed owner of all or part of the Hotel;

(ii) Receipt of evidence from the transferee that insurance coverage, as required by this Agreement, is in full force and effect on the date of Closing;

(iii) Payment of the amount of any fees and charges we estimate will accrue to us or any of the Entities through the date of Closing;

(iv) That you at all times remain in compliance with the terms of this Agreement pending the Closing;

(v) Your signing of an estoppel and a general release in a form satisfactory to us, of any and all claims, demands and causes of action that you and your partners, proprietors, directors, officers, shareholders, members, successors and assigns (as the case may be) may or might have against us or any of the Entities, and their respective officers, directors, shareholders, agents, attorneys, contractors and employees in their corporate and individual capacities including claims arising under federal, state and local laws, rules and ordinances;

(vi) That you submit to us all information related to the Transfer that we may reasonably require, including copies of any proposed agreement(s), the proposed ownership structure of the proposed transferee if ownership of this Agreement or of the Hotel is being transferred and/or all entities involved, the names and addresses of the proposed owners of the Equity Interests and of the site at which the Hotel is operated, and financial statements and business information for all participants in the proposed sale or lease (collectively, the “Transfer Information”);

(vii) Evidence of adequate assurances (as determined by us in our sole discretion) of the proposed owner’s assumption of and ability to perform all, or its pro rata share, of your or any Equity Owners’ obligations under this Agreement;

(viii) Execution by you of our then-current standard form of voluntary termination agreement covering termination of this Agreement and execution by the new owner of a new franchise license agreement (“New License”) with us for the then unexpired term of this Agreement (or for such other term as we may approve in our sole discretion). The New License will (i) be on our then current form for the grant of new franchise licenses, (ii) contain our then current license terms (except for duration), and (iii) contain upgrading and other requirements, if any, that we impose.

(ix) Execution of our then-current standard form of guarantee of franchise license agreement by the same guarantors, if any, of this Agreement or substitute guarantors we approve; and

(x) Successful completion by the proposed owner and its management team of any training and orientation programs we require.

We have the right to withhold our consent to any proposed Transfer if any of these conditions are not met to our satisfaction, or if the proposed owner is a Competitor. If we approve the Change of Ownership Application, we will not assess you any liquidated damages for early termination of this Agreement as long as the New License is signed by the new owner no later than the Closing of the Change of Ownership transaction. If we do not approve the Change of Ownership Application, or if you or the new owner do not comply with all these conditions and the Transfer still occurs, then you will be in material default of this Agreement and we will be entitled to all of our remedies, including the right to terminate this Agreement, and the right to payment of all amounts set forth in Subparagraph 14.c.

(3) Public Offering. If you “offer to sell” or “sell” any “securities” in the Licensee or in the Hotel, you shall do so in accordance with the terms and conditions set forth in this Subparagraph 11.b.(3). All materials required by federal, state or other applicable law for the offer or sale of those securities must be submitted to us for review at least twenty (20) days before the date you distribute those materials, or file them with any governmental agency, including any materials to be used in any offering exempt from registration under federal or state securities laws. You must submit a non-refundable Two Thousand Five Hundred Dollar ($2,500) processing fee to us with the offering documents, and agree to pay any additional costs we may incur in reviewing your documents, including reasonable attorneys’ fees. You also may not use any of the Marks or otherwise imply Hilton’s or our participation or endorsement of any securities offering. We will have the right to approve any description of this Agreement or of your relationship with us, or any use of the Marks, contained in any “prospectus” or other communications or materials you use in the sale or offer of any “securities.” You may not imply Hilton’s or our participation in or endorsement of any such “securities.” To the extent we give you any comments to your documents, you must modify the documents to address those comments, satisfactory to us, before filing or distributing the documents. Our review of these documents will not in any way be considered our agreement with any statements contained in those documents, including any projections, or our acknowledgment or agreement that the documents comply with any applicable laws.

You may not sell any “securities” unless you do so in compliance with all applicable federal and state securities laws, and unless you clearly disclose to all purchasers and offerees that (i) neither we, nor any Entity, nor any of our or their respective officers, directors, agents or employees, will in any way be deemed an “issuer” or “underwriter” of said “securities,” and that (ii) we, the Entities, and our respective officers, directors, agents and employees have not assumed and will not have any liability or responsibility for any financial statements, prospectuses or other financial information contained in any “prospectus” or similar written or oral communication. You agree to indemnify, defend and hold the Indemnified Parties free and harmless of and from any and all liabilities, costs, damages, claims or expenses arising out of or related to the “sale” or “offer” of any of your “securities” to the same extent as provided in Paragraph 9 of this Agreement. All terms used in this Subparagraph 11.b.(3) will have the same meaning as in the Securities Act of 1933, as amended.

(4) Transfers Not in Accordance With This Agreement. Any purported Transfer, by operation of law or otherwise, not in accordance with the provisions of this Agreement, will be null and void and will constitute a material breach of this Agreement, which will allow us to terminate this Agreement without giving you any opportunity to cure. Further, we will have all other rights and remedies, including the right to specific performance or mandatory or prohibitory injunctive relief, to redress any attempt on your part to transfer this Agreement other than in accordance with the provisions of this Agreement.

(5) Pledge to Lending institution. Notwithstanding any other provision of this Agreement, you do not need to notify us to obtain our approval if you want to pledge or mortgage the assets of the Hotel or any Equity Interest to a third-party bank or other commercial lending institution that is not a Competitor. However, you do need to notify us and obtain our consent if you want to pledge or mortgage your interest in this Agreement. As a condition to our giving our consent to a pledge or mortgage of this Agreement we will require the lender to sign a lender comfort letter that describes our requirements on foreclosure, and includes an estoppel and general release of Claims that you may have against us, Hilton or the Entities, in a form satisfactory to us. If it desires to continue to operate the Hotel as a System hotel, the lender will be required to conform to the lender comfort letter signed with us or, if no lender comfort letter was signed, then it must meet the terms and conditions of this Agreement for a Transfer involving a Change of Ownership.

12. Condemnation and Casualty

a. Condemnation. You will, at the earliest possible time, give us notice of any proposed taking of any portion of the Hotel by eminent domain. If we agree that the Hotel or a substantial part of the Hotel is to be taken, we may, in our sole discretion and within a reasonable time of the taking (within four months) transfer this Agreement to a nearby location you select. If we approve a new location, and if within one (1) year of the closing of the Hotel you open a new hotel (or are diligently proceeding toward opening a new hotel and ultimately do so) at the new location in accordance with our specifications and in accordance with our timing requirements, then the new hotel will be deemed to be the Hotel licensed under this Agreement. If a condemnation takes place and a new hotel does not, for whatever reason, become the Hotel under this Agreement in strict accordance with this Paragraph 12 (or if it is reasonably evident to us that this will be the case), then we may terminate this Agreement immediately upon notice to you, and we will not require you to pay a Termination Fee under Subparagraph 14.c.

b. Casualty. If the Hotel is damaged by fire or other casualty, you will immediately notify us. If the damage or repair requires closing the Hotel, you may choose to repair or rebuild the Hotel according to our standards, provided you (i) immediately notify us (ii) begin reconstruction within four (4) months after closing, and (iii) reopen the Hotel for continuous business operations as soon as practicable (but in any event within one (1) year after the closing of the Hotel), giving us ample advance notice of the date of reopening. Until we determine that the Hotel can be re-opened as a System hotel, the Hotel will not promote itself as a System hotel, or otherwise identify itself with any of the Marks without our prior written consent. You and we each have the right to terminate this Agreement if you elect not to repair or rebuild the Hotel as set forth above in this Paragraph 12, provided the terminating party gives the other party sixty (60) days written notice, in which case we will not require you to pay a Termination Fee under Subparagraph 14.c; provided however, if subsequent to such termination notice and prior to the natural expiration of the License Term, you, or any of your Affiliates, have a controlling interest in and/or operate a hotel at this Hotel site and such hotel is not operated under a license or franchise from one of the Entities, then you must pay us the Termination Fee.

c. No Extensions of Term. Nothing in this Paragraph 12 will extend the License Term.

13. Term of License. Unless terminated earlier, this Agreement will expire without notice on the date set forth on the Rider. You acknowledge and agree that this Agreement is non-renewable and that this Agreement confers upon you absolutely no rights of license renewal whatsoever following the expiration of the License Term.

14. Termination

a. Termination, Suspension or Other Interim Remedies by Us on Advance Notice. In addition to our right to immediately terminate this Agreement upon the occurrence of certain events as provided in Subparagraph 14.b below, we have the right to terminate this Agreement immediately upon notice to you if you fail to cure an Event of Default (as defined in Subparagraph 14.a.(1)) within thirty (30) days after we furnish notice of default to you based on the Event of Default, or, if there is a non-monetary Event of Default that is incapable of cure within thirty (30) days, if you fail to commence to cure within such thirty (30) day period and diligently pursue cure of such default and fail to cure the default within the additional time periods we set forth in the notice of default. In lieu of Event of Default termination at such time, we may elect to postpone termination for a period of time we alone determine and impose one or more of the Interim Remedies listed below in subsection (3), it being expressly understood that, at any time after doing so, we continue to retain the right – exercisable at any time we determine – to terminate this Agreement.

(1) An “Event of Default” will occur if you fail to satisfy or comply with any of the obligations, requirements, conditions, or terms set forth in (i) this Agreement, the Manual (including the standards in the Manual and minimum performance scores required by the Manual), or any attachment to this Agreement; or (ii) any other agreement you have with us, or any of the Entities, relating to the Hotel, including, any computer system agreement, or any agreement to manage the Hotel. An “Event of Default” will also occur if you make any misrepresentations to us, whether in entering into this Agreement, or in the performance of your obligations to us.

(2) Our notice of termination will not relieve you of your obligations under this Agreement or any of its attachments.

(3) After expiration of the applicable notice and cure periods for an Event of Default, we may at anytime elect to postpone termination for a period of time we alone determine and impose any one or more of the following interim remedies (each, an “Interim Remedy”), including the suspension of our and/or Hilton’s obligations under this Agreement and/or the Hilton Information Technology System Agreement, and any other agreement between you and us or any Affiliate related to this Hotel and/or the property upon which the Hotel is located (collectively, “Your Agreements”):

(a) We and/or Hilton may suspend you from any reservation and/or website services. We may remove the listing of the Hotel from any directories we publish, and from any advertising we publish, and/or remove or suspend you from the Reservation Service. If we suspend you from the Reservation Service, we will have the right to divert reservations previously made for the Hotel to other System hotels.

(b) We and/or Hilton may disable all or any part of the software provided to you pursuant to Your Agreements, and/or may suspend any one or more of the information technology and/or network services that we and/or Hilton provide or support under Your Agreements.

(c) We and/or Hilton may charge you for: the cost of any computer hardware, computer software, other information technology and/or information technology service which we and/or Hilton provided to you at no additional charge other than the fees you paid under Your Agreements; costs related to such suspending, disabling, together with intervention or administration fees set forth in the Manual; and, the cost of any computer hardware, computer software, other information technology and/or information technology service we and/or Hilton determine to provide you (in our and Hilton’s sole discretion) (each, an “Information Technology Recapture Charge”). An Information Technology Recapture Charge may, at our sole option, take the form of one or more specific dollar amounts and/or of a percentage increase to any of the fees charged based on a percentage of your Gross Room Revenues under this Agreement and/or Your Agreements (a “Percentage Fee”). If an Information Technology Recapture Charge consists of one or more specific dollar amounts, then you must pay each such amount to us or Hilton immediately upon demand. If an Information Technology Recapture Charge consists of an increase to a Percentage Fee, you must pay the increased Percentage Fee when and as provided in Your Agreements (as applicable). You understand and agree that such increases may be levied in any Percentage Fee notwithstanding any other provision of this Agreement and/or any other of Your Agreements.

If, after we impose any Interim Remedy, but before we exercise our reserved right to terminate this Agreement (as provided above), you completely cure to our satisfaction the subject Event(s) of Default, then we may either elect to terminate this Agreement despite your untimely cure, or, at our sole option, elect not to terminate this Agreement; if the latter, we will withdraw the Interim Remedy on a going-forward basis.

You agree that our exercise of the right to elect Interim Remedies will not result in actual or constructive termination or abandonment of this Agreement, and that the rights granted to us in this clause (3) to elect Interim Remedies are in addition to, and apart from, any other rights we may have in this Agreement, including our right to thereafter at any time we determine terminate this Agreement. If we exercise the right to elect Interim Remedies, the exercise will not be a waiver of any breach by you of any term, covenant or condition of this Agreement. You will not be entitled to any compensation, including repayment, reimbursement, refund or offsets, for any fees, charges, expenses or losses you may directly or indirectly incur by reason of our exercise and/or withdrawal of any Interim Remedy.

(4) In addition to the cure requirements specified in our written notice of an Event of Default, we may also require you to cause person(s) or entity(ies) acceptable to us to guarantee all of your obligations under this Agreement by executing our then-current standard form guarantee.

b. Immediate Termination by Us. We have the right to terminate this Agreement immediately upon notice to you (or terminate it at the earliest time permitted by applicable law) if one or more of the following breaches to this Agreement or any of its attachments occur:

(1) After curing any material violation of this Agreement or the Manual, you engage in the same noncompliance within any consecutive twenty four (24) month period, whether or not the noncompliance is corrected after notice; or after we have notified you of your noncompliance with any of the requirements imposed by this Agreement or the Manual, regardless of materiality, you engage in a pattern of noncompliance with any of those requirements, whether or not the noncompliance is corrected after notice, which pattern of non-compliance in and of itself will be deemed material;

(2) You or any guarantor of your obligations under this Agreement:

(a) Generally fails to pay its debts as they become due or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of its creditors;

(b) Commences any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property;

(c) Takes any corporate or other action to authorize any of the actions set forth above in clauses (a) or (b);

(d) Suffers initiation of any case, proceeding or other action against it seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of an order for relief against it which is not fully stayed within seven (7) business days after the entry of the order or (ii) remains undismissed for forty-five (45) days;

(e) Allows an attachment to remain on all or a substantial part of the Hotel or of its assets for thirty (30) days;

(f) Fails within sixty (60) days of the entry of a final judgment against it in any amount exceeding One Hundred Thousand Dollars ($100,000) to discharge, vacate or reverse the judgment, or to stay execution of it, or if appealed, to discharge the judgment within thirty (30) days after a final adverse decision in the appeal;

(g) Loses possession or the right to possession of all or a significant part of the Hotel or Hotel site, whether through foreclosure, including, but not limited to, foreclosure of any lien, trust deed, or mortgage, loss of lease, or for other reasons apart from those described in Paragraph 12;

(h) Fails to continue to identify the Hotel to the public as a System hotel, or abandons the operation of the Hotel by failing to operate the Hotel for five (5) consecutive days, or any shorter period after which it is not unreasonable under the facts and circumstances for us to conclude that you do not intend to continue to operate the Hotel, unless the failure to operate is due to fire, flood, earthquake or similar causes beyond your control, provided that you have taken reasonable steps to minimize the impact of such events;

(i) Contests in any court or proceeding our ownership of the System or any part of the System, or the validity of any of the Marks;

(j) Takes any action toward dissolving or liquidating itself, if it is a corporation, limited liability company or partnership, except for death of a partner;

(k) Any of the owners of a controlling Equity Interest is discovered to have been convicted of a felony (or any other offense or conduct if we reasonably determine it is likely to adversely reflect upon or affect the Hotel, the System, us and/or any Entity);

(l) Conceals revenues, maintains false books and records of accounts, submits false reports or information to us or otherwise attempts to defraud us;

(m) Becomes a Competitor (as defined in Subparagraph 6.a.(23));

(n) Transfers any interest in this Agreement or in the Hotel other than in the transaction that we have approved (unless the Transfer is of a type described in Paragraph 11 where our approval is not required); or

(o) Does not purchase or maintain insurance required by this Agreement, or does not reimburse us for our purchase of insurance on its behalf; of

(p) Becomes a “Specially Designated National or Blocked Person” as defined in Subparagraph 16.o. or fails to comply with the provisions of Subparagraph 16.o, including a breach of the representations set forth therein or we discover through notice from you or through our own investigation that the representations set forth in Subparagraph 16.o. are or have become false.

(3) Information involving you or your affiliates, whether provided by you under Subparagraph 6.a.(29) or obtained through Hilton’s or our own investigation, discloses facts concerning you or your affiliates, including your respective officers, directors, shareholders, partners or members, and/or the Hotel, or title to the property over which the Hotel is constructed or any other property used by the Hotel, including leased commercial space, which, in the reasonable opinion of Hilton is likely to adversely reflect upon or affect in any manner, any gaming licenses or permits held by the Entities or the then current stature of any of the Entities with any gaming commission, board, or similar governmental or regulatory agency, or the reputation or business of any of the Entities;

(4) We make a reasonable determination that continued operation of the Hotel by you will result in an imminent danger to public health or safety; or

(5) Any guarantor of your obligations under this Agreement breaches its guarantee, if any, or any guarantee fails to be a continuing obligation fully enforceable against the person(s) signing the guarantee, or if there is any inadequacy of the guarantee or guarantor, and the guarantor fails to provide adequate assurances to us as we may reasonably request.

c. Liquidated Damages upon Termination by Us. If we terminate the Agreement under Subparagraphs 14.a. or 14.b. above, you acknowledge that your default will cause substantial damage to us, the actual amount of which will be difficult to determine. Therefore, you agree that if we terminate this Agreement under Subparagraphs 14.a. or 14.b. as a result of your default or breach of this Agreement, or if you unilaterally terminate this Agreement without cause, which is not authorized and which would be a material breach of this Agreement, then upon termination you must pay us a lump-sum payment equal to the sum of the following: (i) all amounts owed to us for periods prior to the date of termination, plus (ii) as liquidated damages for the future Monthly Royalty Fees and Monthly Program Fees we will lose, a “Termination Fee” determined by multiplying the average of the Monthly Royalty Fees and Monthly Program Fees (collectively, the “Average Monthly Fees”) with respect to the Hotel for the twenty-four (24) month period immediately preceding the month of termination, by thirty-six (36), or by such lesser multiple as would represent the remaining full or partial months between the date of termination and the expiration of the License Term. If the Hotel has been open for less than twenty-four (24) months, then in calculating the Termination Fee we will multiply thirty-six (36) by the greater of a) the Average Monthly Fees you owed us from the Opening Date through the month immediately preceding the month of termination, and b) the average Monthly Royalty Fees and Monthly Program Fees per Guest Room owed to us by all System hotels in operation throughout the same twenty-four (24) month period, multiplied by the number of Guest Rooms in the Hotel. The Termination Fee is intended to compensate us only for the value lost in Monthly Royalty Fees and Monthly Program Fees as a result of the early termination of the Agreement, and you agree that you remain liable for all other obligations and claims under the Agreement, including obligations following termination under Subparagraphs 5.c, 5.d., 8.c., 14.d. and Paragraph 9 and liabilities arising out of your breach or default.

d. De-identification of Hotel Upon Termination. Upon expiration or termination of this Agreement for any reason, you will immediately stop holding yourself out to the public as a System hotel, and will take whatever action is necessary to assure that no use is made of any part of the System (including the Marks, all forms of advertising and other indicia of operation as a System hotel), and discontinue use of all distinguishing indicia of System and HHC hotels, including such indicia on exterior and interior signs, stationery, operating equipment and supplies, Internet sites, brochures and other promotional material at or in connection with the Hotel or otherwise. You will return to us the Manual and all other proprietary materials, remove all distinctive System features of the Hotel, including the primary freestanding sign down to the structural steel, and take all other actions (“De-identification Actions”) required to preclude any possibility of confusion on the part of the public that the Hotel is still using all or any part of the System or is otherwise holding itself out to the public as a System hotel. If within thirty (30) days after the termination or expiration of this Agreement, you fail to comply with this paragraph, we and our agents, at your expense, may enter the premises of the Hotel to perform the De-identification Actions without being deemed guilty of or liable for trespass or any other tort, and make or cause to be made such changes at your expense. You will pay all such expenses that we incur upon demand. If you fail to take all De-identification Actions, we and Hilton will be entitled to recover all losses, costs, expenses and damages caused by that failure. We and Hilton will also be entitled to relief by injunction, and any other right or remedy at law or in equity to enforce our rights under this Agreement.

e. Special Termination. You recognize the additional harm by way of confusion for national accounts, greater difficulty in re-entering the market, and damage to goodwill of the Marks that we will suffer if (i) you (or any of your Affiliates) cause two (2) or more franchise license agreements for the Licensed Brand between yourself (or any of your Affiliates) and us to be terminated prior to the expiration date of such agreements within twelve (12) months of each other (if we terminate those agreements following your breach or default, you (or your Affiliate) will be deemed to have caused the termination) or (ii) this Agreement terminates or is terminated by us following an unapproved Transfer to a Competitor (each of these will be referred to as a “Special Termination”). In the case of a Special Termination, the amount due to us upon termination will be an amount equal to the amount set forth in clause (i) of Subparagraph 14,c., plus an additional amount equal to two (2) times the Termination Fee payable under clause (ii) of Subparagraph 14.c. This Subparagraph 14.e. is not triggered upon mutual voluntary termination of this Agreement.

15. Relationship of Parties

a. No Agency Relationship. You are an independent contractor. Neither of us is the legal representative or agent of the other, or has the power to obligate (or has the right to direct or supervise the daily affairs of) the other for any purpose. You expressly acknowledge that we have a business relationship based entirely on, and defined by, the express provisions of this Agreement and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement. Neither we nor any of the Entities will have any responsibility to any person for any debts, liabilities, damages, claims or expenses related to the establishment, construction or operation of the Hotel or arising out of or related to your policies, procedures, practices or alleged practices in the operation of the Hotel or any other business conducted at the Hotel.

b. Notices to Public Concerning Your Independent Status. You will take all steps reasonably necessary to minimize the chance of a claim being made against us for anything that occurs at the Hotel, or for the acts or omissions of you or anyone associated or affiliated with you or the Hotel, including steps mandated by us in the Manual or otherwise. You will not incur any obligation or indebtedness on our behalf. All contracts for the Hotel’s operations and services at the Hotel will be in your name or in the name of your management company. You will not enter into or sign any contracts in our name or using the name of the Licensed Brand or the Marks or any acronyms or variations on same. You will disclose in all dealings with suppliers and third parties that you are an independent entity and that we have no liability for your debts.

16. Miscellaneous

a. Severability and Interpretation. The remedies provided in this Agreement are cumulative. These remedies are not exclusive of any other remedies to which you or we may be entitled in case of any breach or threatened breach of the terms and provisions hereof. If any provision of this Agreement is held to be unenforceable, void or voidable, that provision will be ineffective to the extent of the prohibition without in any way invalidating or affecting the remaining provisions of this Agreement, and all remaining provisions will continue in effect. If any provision of this Agreement is held unenforceable due to its scope, but may be made enforceable by limiting its scope, the provision will be considered amended to the minimum extent necessary to make it enforceable. This Agreement will be interpreted without interpreting any provision in favor of or against either of us by reason of the drafting of the provision, or either of our positions relative to the other. Any covenant, term or provision of this Agreement that provides for continuing obligations after the expiration or termination of this Agreement will survive any expiration or termination. To the extent that the provisions of this Agreement provide for periods of notice less than those required by applicable law, or provide for termination, cancellation, non-renewal or the like other than in accordance with applicable law, those provisions will, to the extent they are not in accordance with applicable law, be superseded by said taw, and we will comply with applicable law in connection with each of these matters.

b. Controlling Law. This Agreement will become valid when signed by both of us. We each agree that the State of New York has a deep and well developed history of business decisional law. For this reason, we each agree that except to the extent governed by the United States Trademark Act of 1946 (Lanham Act; 15 U.S.C. If 1050 et seq.), as amended, this Agreement, all relations between us, and any and all disputes between us, whether sounding in contract, tort, or otherwise, are to be exclusively construed in accordance with and/or governed by (as applicable) the laws of the State of New York without recourse to New York (or any other) choice of law or conflicts of law principles. If, however, any provision of this Agreement would not be enforceable under the laws of New York, and if the Hotel is located outside of New York and the provision would be enforceable under the laws of the state in which the Hotel is located, then the provision in question (and only that provision) will be interpreted and construed under the laws of that state. Nothing in this section is intended to invoke the application of any franchise, business opportunity, antitrust, “implied covenant,” unfair competition, fiduciary or any other doctrine of law of the State of New York or any other state which would not otherwise apply absent this Subparagraph 16.b.

Because, as stated above, the State of New York has a well developed history of business decisional law and because the courts of the State of New York are best suited to interpret and apply that law, we each agree that any litigation arising out of or related to this Agreement, any breach of this Agreement, the relationship between us, and, any and all disputes between us, whether sounding in contract, tort, or otherwise, will be submitted to and resolved exclusively by a court of competent jurisdiction located in the City and State of New York. You waive, and agree never to assert, move or otherwise claim that this venue is for any reason improper, inconvenient, prejudicial or otherwise inappropriate (including, any claim under the judicial doctrine of forum non conveniens).

If our mutual choice of venue in the City and State of New York is not honored by the subject court(s), then we each agree that any litigation arising out of or related to this Agreement; any breach of this Agreement; the relationship between us; and, any and all disputes between us, whether sounding in contract, tort, or otherwise, will instead be submitted to and resolved exclusively by a court of competent jurisdiction located in the City and County of Los Angeles, California. You waive, and agree never to assert, move or otherwise claim that this substitute venue is for any reason improper, inconvenient, prejudicial or otherwise inappropriate (including, any claim under the judicial doctrine of forum non conveniens).

c. Exclusive Benefit. This Agreement is exclusively for our and your benefit, and none of the obligations of either of us in this Agreement will run to, or be enforceable by, any other party (except for covenants in favor of the Entities, which covenants will run to and be enforceable by the Entities or their successors and assigns), or give rise to liability to a third party, except as otherwise specifically set forth in this Agreement.

d. Entire Agreement. You and we acknowledge that we want all terms of this business relationship defined in this written Agreement, and that neither of us wants to enter into a business relationship with the other in which any terms or obligations are subject to any oral statements or in which oral statements serve as the basis for creating rights or obligations different than or supplementary to the rights and obligations set forth in this Agreement. Therefore, you and we agree that this Agreement and its attachments will be construed together and will supersede and cancel any prior and/or contemporaneous discussions or writings (whether described as representations, inducements, promises, agreements or by any other term) between us. We each agree that we placed, and will place, no reliance on any such discussions or writings. You agree that no claims, representations or warranties of earnings, sales, profits, success or failure of the Hotel have been made to you. This Agreement and its attachments is the entire agreement between us and contains all of the terms, conditions, rights and obligations between us with respect to the Hotel and any other aspect of the relationship between us. No change, modification, amendment or waiver of any of the provisions of this Agreement will be effective and binding upon us unless it is in writing, specifically identified as an amendment to this Agreement, signed by one of our officers, and which may include an estoppel and general release of Claims that you may have against us, Hilton or the Entities, in a form satisfactory to us. If any provision of this Agreement is inconsistent with the Manual, the provisions of this Agreement will prevail. No failure by us or by any of the Entities to exercise any power given us under this Agreement or to insist on strict compliance by you with any of your obligations, and no custom or practice at variance with the terms of this Agreement, will be considered a waiver of our or any Entity’s right to demand exact compliance with the terms of this Agreement.

e. Consent; Business Judgment. Wherever our consent or approval is required in this Agreement, unless the provision specifically indicates otherwise, we have the right to withhold our approval in our discretion taking into consideration our assessment of the long-term interests of the System overall. You and we recognize, and any arbitrator or judge is affirmatively advised that if those decisions are supported by our business judgment, neither an arbitrator nor a judge nor any other person reviewing those decisions will substitute his, her or its judgment for our judgment. When the terms of this Agreement specifically require that we not unreasonably withhold our approval or consent, if you are in default or breach under this Agreement, any withholding of our approval or consent will be considered reasonable. Our approvals and consents will not be effective unless given in writing. In no event may you make any claim for money damages based on any claim that we have unreasonably withheld or delayed any consent or approval to a proposed act by you under the terms of this Agreement. You also may not claim damages by way of set-off, counterclaim or defense for our withholding of consent. Your sole remedy for the claim will be an action or proceeding to enforce the provisions of this Agreement by specific performance or by declaratory judgment.

f. Notices. All notices must be in writing and will be effective on the earlier of (i) the day it is sent via facsimile with a confirmation of receipt; or (ii)one business day after it is sent by next business day delivery service; or (iii) the third business day after it is sent by first-class or certified mail or other form of express delivery to the appropriate party at the following single address, or such other single address as may be designated by the party to be notified (which, in no event, is a P.O. Box). If to us, the notice should be sent to our principal executive offices, addressed to “General Counsel.” The current address of our principal executive offices is as follows: 9336 Civic Center Drive, Beverly Hills, CA 90210. If to you, then to the address set forth for you in the Rider. Notice to you is deemed given if 1) delivered in writing via one of the delivery methods set forth above and 2) addressed to the Principal Correspondent at the address you designate in the Rider. Any change to your address or Principal Correspondent for notice must be delivered to us in writing in accordance with the delivery procedure set forth in this Subparagraph 16.f. Licensee hereby grants Licensor permission to send communications to the Licensee via facsimile for the purposes of notices under this Agreement, including this Subparagraph 16.f. and/or to provide information from the Licensor to the Licensee via facsimile or email, subject to any applicable laws. To the extent there are any regulations or laws prohibiting such mass communications and to the extent they are waivable, Licensee hereby waives them.

g. General Release. You and your heirs, administrators, executors, agents and representatives and their respective successors and assigns release, remise, acquit and forever discharge us and the Entities and their officers, directors, employees, agents, representatives and their respective successors and assigns from any and all actions, claims, causes of action, suits, rights, debts, liabilities, accounts, agreements, covenants, contracts, promises, warranties, judgments, executions, demands, damages, costs and expenses, whether known or unknown at this time, of any kind or nature, absolute or contingent, at law or in equity, on account of any matter, cause or thing whatsoever that has happened, developed or occurred before you sign and deliver this Agreement to us (collectively, “Claims”). This release will survive the termination of this Agreement.

h. Estoppel Certificate. Whenever we reasonably request it, you will deliver to us an estoppel certificate in the form we require as to the matters described in this Agreement.

i. Descriptive Headings. The descriptive headings in this Agreement are for convenience only and will not control or affect the meaning or construction of any provision in this Agreement.

j. Representations and Warranties. You warrant, represent and agree that all statements made by you in the Application you submitted to us in anticipation of this Agreement and all other documents and information you submitted to us are true, correct and complete as of the date of this Agreement and that you will continue to update them so that they are always true, correct and complete. You further represent and warrant to us that you have the full legal power and authority to enter into this Agreement and that by entering into this Agreement you will not be breaching any agreement to which you are a party. You hereby indemnify and hold us harmless from any breach of these representations and warranties. These warranties and representations will survive the termination of this Agreement.

k. Time. Time is of the essence in this Agreement.

l. Counterparts. This Agreement may be signed in counterparts, each of which will be considered an original.

m. Performance Requirements/Responsibilities. Attachment A, setting forth certain of your performance conditions and requirements, is incorporated by reference and made a part of this Agreement.

n. Informational Copies. You acknowledge that we may provide, but are not required to provide, copies of any information we provide to you concerning the Hotel (such as quality assurance reports and default notices) to the owner and/or lessor of the Hotel.

o. Blocked Persons or Entities. Licensee represents and warrants to Hilton that to Licensee’s actual or constructive knowledge: (1) neither Licensee (including its directors and officers), nor any of its Affiliates, or the funding sources for any of the foregoing, is identified on the list of the Treasury’s Office of Foreign Assets Control (OFAC); (2) neither Licensee nor any of its Affiliates, is directly or indirectly owned or controlled by the government of any country that is subject to an embargo imposed by the United States government; and (3) neither Licensee nor any of its Affiliates is acting on behalf of a government of, or is involved in business arrangements or other transactions with, any country that is subject to such an embargo. Licensee agrees that it will notify Hilton in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties of this Subparagraph 16.o. incorrect. Notwithstanding anything to the contrary in this Agreement, no Transfer shall be made to a Specially Designated National or Blocked Person (as herein defined below) or to an entity in which a Specially Designated National or Blocked Person has an interest. For purposes of this Agreement, “Specially Designated National or Blocked Person” means (i) a person or entity designated by OFAC (or any successor office or agency of the U.S. government) from time to time as a “specially designated national or blocked person” or similar status, (ii) a person or entity described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001, or (iii) a person or entity otherwise identified by government or legal authority as a person with whom Hilton is prohibited from transacting business. Note to Licensee: The U.S. government has published a list of such designations and the text of the Executive Order is published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

17. WAIVER OF JURY TRIAL

TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN US (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MISREPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG US OR BETWEEN OR AMONG ANY OF OUR OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.

THIS AGREEMENT CONTINUES WITH AN ATTACHMENT A AND ATTACHMENT B, WHICH ARE A

PART OF THIS AGREEMENT.

ATTACHMENT A - PERFORMANCE CONDITIONS:

NEW DEVELOPMENT

A.	Consultation. You or your representative(s) will meet with us to consult and coordinate with the project manager we assign to you. The meeting will take place within forty-five (45) days after we notify you of approval, and the meeting will be held at a location we select.

B.	Approval of Architect/Designer/Contractors. Before you submit Plans and Designs (as defined in Paragraph C) to us, you will furnish us with resumes and other information we request pertaining to the architect you desire to retain to prepare your Plans and the interior designer you desire to retain to prepare your Designs. The Plans and Designs will not be approved until we have approved the architect and/designer who are to prepare the Plans and Designs. Before Construction Work (as defined in Paragraph E), you will also submit to us resumes and other information we request pertaining to the general contractor and/or any major subcontractors for the Construction Work. Construction Work will not begin until we have approved the contractors, which approval may be conditioned on bonding of the contractors.

C.	Approval of Plans. On or before the date specified on the Rider for submission of the Plans, you must submit to us your plans, layouts, specifications, and drawings for the Hotel, (collectively, the “Plans”). Construction Work will not begin unless and until we have approved the Plans. You must also submit to us your plans, layouts specifications and designs for the proposed furnishings, fixtures, equipment and decor of the Hotel (collectively, the “Designs”) when we instruct you to do so. Once we approve the Plans and Designs, no change may be made to the Plans without our advance consent. In approving the Plans and Designs, we do not warrant the depth of our analysis or assume any responsibility for the efficacy of the Plans and Designs, or the resulting Construction Work. It is solely your responsibility to ensure your Plans comply with our then prevailing standards and specifications as set forth in the Manual and with all Legal Requirements (as defined below).

You are responsible for making certain that the Hotel complies in all respects with all Legal Requirements. For purposes of this Agreement, “Legal Requirements” means all public laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities, which, now or hereafter, may apply to the construction, completion, equipping and opening of the Hotel and the operation of the Hotel, including environmental, zoning, building, and life safety. We and Hilton will have the right to, and you will arrange for us and Hilton to, participate in all progress meetings during the development and construction of the Hotel, to have access to all contract and construction documents relating to the Hotel, and to have access to the Hotel during reasonable business hours to visit the Hotel. However, neither we nor Hilton are obligated to participate in progress meetings, or visit the Hotel, and our and Hilton’s participation and site visits are not to be considered as a representation of the adequacy of the construction, the structural integrity, or the sufficiency of mechanical and electrical systems for the Hotel. Before we approve your Plans, your architect or other certified professional must certify to us that the Plans comply with the Americans with Disabilities Act and its architectural guidelines as well as all applicable state and local codes for accessible facilities. Upon completion of the construction of the Hotel and as a condition to Opening of the Hotel, your architect, general contractor or other certified professional must provide us with a certificate stating that the as-built premises comply with the Americans with Disabilities Act and its architectural guidelines and all applicable state and local codes for accessible facilities.

D.	Site Control. Before you begin Construction Work, you must submit to us a copy of the deed or lease to the Hotel site evidencing your legal access to the Hotel site for the full License Term.

E.

The Construction Work. You agree to take all action necessary to perform the development and construction of the Hotel, renovation, furnishing, equipping, acquisition of supplies and the implementation of the Plans (“Construction Work”) all in accordance with this Agreement, the

Attachment A - 1

approved Plans and Designs, the Manual, and the standards we establish for System hotels, within the time frames we specify. You will be solely responsible for obtaining all necessary licenses, permits and zoning variances required for the Construction Work. Before you begin the Construction Work, you will submit to us copies of applicable permits, licenses and zoning variances.

F.	Commencement; Completion. You will begin construction of the Hotel on or before the date specified on the Rider (the “CCD”). For the Hotel to be considered under construction by the CCD, you must have begun to pour the concrete foundations for the Hotel (or for partially or fully constructed structures, you must have otherwise satisfied our site-specific criteria for “under construction” which criteria we will provide to you in writing based on the site-specific circumstances of the structure). Your failure to begin construction by the CCD will be an Event of Default, unless we extend the CCD. If you want to request an extension of the CCD, you must submit a written request and a Ten Thousand Dollar ($10,000) extension fee before the CCD. If we approve the extension, we will set a new CCD and the extension fee will become non-refundable. If we deny the extension, we will refund the extension fee. Once begun, construction of the Hotel will continue uninterrupted (except to the extent continuation is prevented by events beyond Licensee’s control, such as acts of God, third party strikes, acts of terrorism, war, or general governmental restrictions (“Force Majeure”)) until it is completed. For purposes of this Paragraph F, Force Majeure does not include your own financial inability, inability to obtain financing, inability to obtain permits or any other events unique to you or the Hotel.

Upon our request, you will promptly provide us with evidence that construction has commenced. Notwithstanding any Force Majeure, or any other matter, Construction Work must be completed and the Hotel must be furnished, equipped, and otherwise made ready to Open (as defined in Paragraph O) in accordance with this Agreement no later than the date specified on the Rider (the “Construction Work Completion Date”). If you fail to complete the Construction Work in accordance with this Agreement on or before the Construction Work Completion Date and this failure to meet the Construction Work Completion Date is due solely to Force Majeure, the Pre-Opening Termination Fee (as defined in Paragraph T below) will not be assessed. We will have the sole right to determine whether the Construction Work has begun and has been completed in accordance with this Agreement, the approved Plans, and Designs, the Manual, and our standards for System hotels.

G.	Site Visits. During the course of Construction Work, you and your architect, engineer, contractors, and subcontractors will cooperate fully with us for the purpose of permitting us to visit the Hotel site and review the progress of the Construction Work. In addition, you and your contractors, architect and designer will (i) supply us with samples of construction materials, test borings, corings, supplies, equipment, materials and reports as we may request and (ii) give our representatives access to the Hotel site and Construction Work in order to permit us to carry out our site visits.

H.	Progress Reports. You will submit to us each month (or more frequently if we so request) a report showing progress made toward fulfilling the terms of this Agreement.

I.	Acquisition of Equipment, Furnishings, and Supplies. You will purchase and/or lease and install all fixtures, equipment, furnishings, furniture, signs, computer terminals and related equipment, supplies and other items we require in order to prepare the Hotel for opening as a System hotel under this Agreement. After Opening, you will replace all these items, at your cost, in accordance with schedules we set in order to assure that the Hotel will meet the standards for operation we set for the System hotels.

J.	Costs of Constructing and Equipping. You will bear the entire cost of the Construction Work, including the cost of the Plans, professional fees, licenses, permits, equipment, furniture, furnishings and supplies.

Attachment A - 2

K.	Insurance During Construction. In addition to the insurance coverage required under this Agreement, during the course of Construction Work, you will maintain or will cause the general contractor to maintain Builder’s Risk coverage for the replacement value of the Hotel, which policies must name us and the Entities as additional insureds. This coverage must be evidenced by an original certificate of insurance, submitted to us at least thirty (30) days before you begin Construction Work and thereafter any time before a change is made in the coverage. Prior to the Opening Date, you will submit to us a certificate of insurance evidencing the other types of insurance we require under Subparagraph 6.a.(32) of this Agreement.

L.	Limitation of Liability. We will have no liability or obligation with respect to design and construction of the Hotel. We have furnished to you that portion of the Manual which contains the technical standards and specifications to assist you in completing the Construction Work. You acknowledge you have studied these standards and specifications and satisfied yourself that the Hotel can be designed, furnished and equipped in accordance with these standards and specifications and that you and your design and construction consultants and contractors have the necessary resources and skills to do so. The Manual does not encompass the architectural, structural, mechanical or electrical safety, adequacy, integrity or efficiency of the design or compliance with applicable Legal Requirements. We do not undertake to approve the Hotel as complying with governmental requirements or as being safe for guests or other third parties and we have no responsibilities in these areas. You must indemnify us with regard to compliance with these matters to the extent provided in Paragraph 9 of this Agreement. The Manual may not be used by you or by any design or construction professional for any hotel or lodging project other than the Hotel.

M.	Trademarks. During the planning and Construction Work phases of the Hotel, you will have the right, so long as this Agreement is in effect: (i) to place a sign on the Hotel site, advising the general public that a System hotel is under construction, in accordance with our plans and specifications for System hotels; (ii) to advertise and promote the development and Opening of the Hotel in the media; (iii) to purchase, from vendor(s) approved by us, operating supplies and equipment bearing the Marks required for the operation of the Hotel; and (iv) to purchase, from vendor(s) approved by us, and install the permanent Licensed Brand signage required for the operation of the Hotel. You agree, at your sole expense, upon, or promptly after, you begin construction, to install and maintain a construction sign on the Hotel site using the Licensed Brand name and other distinguishing characteristics, which meets our standards and specifications. Once we authorize the Hotel to Open (conditionally or otherwise), you may use the Marks and the System in the operation of the Hotel consistent with the terms and conditions of this Agreement.

N.	Staffing. Before the Opening Date, you will, at your cost, hire a staff to operate the Hotel, and train that staff, all in accordance with the Manual and such other instructions as we may furnish to you.

O.	Opening. The Hotel will be considered open for business (“Open” or “Opening”) on the date (“Opening Date”) we authorize you to make available the facilities, Guest Rooms or services of the Hotel to the general public under the Licensed Brand name(s). You will not Open the Hotel unless and until you receive our written authorization to do so. We will only authorize the Hotel to Open when we, in our sole discretion, are satisfied that: (i) you have complied with all the terms and conditions set forth in this Agreement; (ii) your staff has received adequate training and instruction; and (iii) all fees and charges you owe to us or the Entities have been paid. Opening the Hotel before we authorize you to Open will constitute unauthorized use of our Marks and a material breach of this Agreement. Recognizing the difficulty of ascertaining damages for such a breach, you agree to pay to us, as liquidated damages, solely for the damage to our Marks and not as a penalty, Five Thousand Dollars ($5,000) per day to compensate us for the damage to our Marks. You also agree to reimburse us for our costs, including attorneys fees, incurred in enforcing our rights. These liquidated damages for damages to our Marks do not limit any other remedies we may have, at law or in equity.

Attachment A - 3

P.	Compliance/Investigation. You will give us at least fifteen (15) days advance notice that, in your opinion, you have complied with all the terms and conditions of this Agreement and the Hotel is ready to Open (conditionally or otherwise). We will use reasonable efforts within fifteen (15) days after we receive your notice to visit the Hotel and to conduct other investigations as we deem necessary to determine whether to authorize the Opening (conditional or otherwise) of the Hotel, but we will not be liable for delays or loss occasioned by our inability to complete our investigation and to make this determination within the fifteen (15) day period. If you fail to pass our initial opening site visit, we may, in our sole discretion, charge you reasonable fees associated with any additional visits.

Q.	Conditional Opening. Notwithstanding Paragraph O above, we may, in our sole discretion, conditionally authorize you to Open and operate the Hotel as a System hotel (“Conditional Opening”) even though you have not fully complied with the terms of this Agreement, if you are meeting your performance obligations under this Agreement and if you agree to fulfill all remaining terms of this Agreement, including any attachment, on or before the completion date set forth on the Rider, or any extension we approve. Our determination as to whether to authorize a Conditional Opening will be final and binding.

R.	Performance of Agreement. You agree to satisfy all of the terms and conditions of this Agreement, and to equip, supply, staff and otherwise make the Hotel ready to Open under our standards. As a result of your efforts to comply with the terms and conditions of this Agreement, you will incur significant expense and expend substantial time and effort. You acknowledge and agree that we will have no liability or obligation to you for any losses, obligations, liabilities or expenses you incur if we do not authorize the Hotel to Open or if we terminate this Agreement because you have not complied with the terms and conditions of this Agreement.

S.	Termination Prior to Opening. Your failure to satisfy the terms of this Agreement, including your failure to begin or complete the Construction Work in accordance with the Plans, the Manual and our requirements (including the milestone and completion dates) will constitute a material breach of your obligations under this Agreement and will be considered an Event of Default. If an Event of Default occurs before the Opening, we may terminate this Agreement if that Event of Default continues for ten (10) days (or longer, if required by law) after written notice to you.

T.	Pre-Opening Termination Fees. If there is an Event of Default by you prior to Opening and, as a result of your failure to cure such Event of Default, we terminate this Agreement either:

1.	Before you begin the Construction Work, but only if, within one (1) year of such termination you (or your affiliate) then, directly or indirectly, (a) enter into a franchise, license and/or management agreement for, and/or (b) begin construction or commence operation of: a hotel, motel, inn, or similar facility at the Hotel site under a Competitor brand name; or

2.	After you begin the Construction Work, but before Opening (unless the Event of Default is due solely to Force Majeure as provided for in Paragraph F above);

then you will be liable to us for a Pre-Opening termination fee equal to One Thousand Two Hundred Dollars ($1200.00), for each Guest Room, multiplied by three (3) (the “Pre-Opening Termination Fee”). You must pay the entire Pre-Opening Termination Fee to us in one lump sum upon demand. The Pre-Opening Termination Fee represents the minimum damages we would incur as a result of the additional time necessary for us to develop an alternative site in the market. It does not substitute for any other damages we may incur as a result of any breach by you of any provision of this Agreement before or after the termination date, for which you will remain liable.

U.	Termination after Opening of the Hotel. Termination of this Agreement after the Opening of the Hotel (conditionally or otherwise) will be governed by Paragraph 14 of this Agreement.

Attachment A - 4

(Remainder of page left intentionally blank.)

Attachment A - 5

ATTACHMENT B -

RIDER TO FRANCHISE LICENSE AGREEMENT

Effective Date:	January 25, 2005

Licensor Name:	PROMUS HOTELS, INC., a Delaware corporation

Licensed Brand:	Embassy Suites

Initial Approved Hotel Name (Trade Name):	Embassy Suites – Waikiki Beach Walk

Principal Name in Licensed Brand:	Embassy

Licensee Name and Address (Principal Correspondent for Notice):	Outrigger Hotels Hawaii, a Hawaii limited partnership Mr. Melvyn M. Wilinsky 2375 Kuhio Avenue Honolulu, Hawaii 96815 Telephone: 808/921-6510 Facsimile: 808/921-6505 Email: mel.wilinsky@outrigger.com

Address of Hotel:	Beach Walk and Kalia Road Honolulu (Waikiki Beach), Hawaii 96815

Initial Number of Approved Guest Rooms:	421

Plans Submission Dates:

Preliminary Plans:	N/A

Design Development (50%) Plans and Specifications:	July 1, 2005

Final (100%) Plans and Specifications:	September 1, 2005

Construction Commencement Date:	October 1, 2005

Construction Work Completion Date:	April 26, 2007

Licensee agrees that the Construction Commencement Date and Construction Work Completion Date may be extended by written notice from Licensor in its discretion.

Expiration of Term:	At Midnight on the day before the fifteenth (15lh) anniversary of the Opening Date

Monthly Royalty Fee:	Intentionally Deleted – Refer to Insert to Attachment B – Item 3

Additional Requirements/Special Provisions [Paragraph #]:

•	Refer to Subparagraph 6.a.(23)

•	Refer to Paragraph 10.b.

•	Refer to Subparagraph 11.b.(2)(a)

•	Refer to “Insert to Attachment B” for Embassy Suites Developer’s Advantage Program modifications

Attachment B - 1

•	Paragraph 2 of the Franchise License Agreement is deleted in its entirety and the following is inserted in its place and stead:

2. Grant of License

a. Non-Exclusive License. We hereby grant to you and you hereby accept a non-exclusive license (the “License”) to use the System at, and in connection with the operation of, the Hotel, in accordance with the terms of this Agreement. You acknowledge and agree that you are not acquiring any rights other than the non-exclusive right to use the System to operate the Hotel under the Licensed Brand at the site licensed under this Agreement and in accordance with the terms of this Agreement.

Except as provided below, this Agreement does not limit our right, or the right of any of our present or future owners, subsidiaries, and affiliated entities (the “Entities”), to own, license or operate any other business of any nature (“Other Businesses”), including a hotel, inn, conference center, time share property, lodging facility or similar business, whether under the Licensed Brand or as a competitive brand, or otherwise. We reserve the right to engage in any Other Businesses, even if they compete with the Hotel, the System, or the Licensed Brand, whether we start those businesses, or purchase, merge with, acquire, are acquired by, or affiliate with, those businesses. We may also: (a) use or license to others all or part of the System; (b) use the facilities, programs, services and/or personnel used in connection with the System in Other Businesses; and (c) use the System, the Licensed Brand, and the Marks in the Other Businesses. You waive and release any claims, demands or damages arising from or related to any of the foregoing activities, and you acknowledge and agree that those activities will not give rise to any liability on our part, including liability for claims for unfair competition, breach of contract, breach of any applicable implied covenant of good faith and fair dealing, or divided loyalty.

Notwithstanding the foregoing, neither we nor any of the Entities will operate, or allow to operate, an all-suites hotel or motel under the Licensed Brand, as such name may be changed by us from time to time, within the Restrictive Area (defined below) from the Effective Date to midnight on the day before the fifteenth (15th) anniversary of the Opening Date, but in no event later than midnight on April 25, 2022 (the “Restrictive Period”). This restriction does not apply to any hotel that is currently open or under construction or has been approved for development or opening as a Licensed Brand hotel as of the Effective Date (“Existing Hotel”). The term Existing Hotel also includes any hotel located or to be located within the Restrictive Area that replaces such Existing Hotel under the Licensed Brand.

Restrictive Area as used in this Paragraph 2 means the area located within the following boundaries:

North & West: South: East:	Center line of the Ala Wai Canal High tide line between Ala Wai Canal and Kapahulu Ave. Center line of Kapahulu Ave. between Ala Wai Canal and the Pacific Ocean

This Restrictive Area is generally outlined on the map attached to, and incorporated by reference into, this Agreement as Exhibit A. Except as may otherwise be specifically provided in this Subparagraph 2.a., the Restrictive Area is from the shore or side of the street currently closest to the Hotel. If there is a conflict between Exhibit A and this narrative description, this description will control.

b. You agree that nothing contained in this Agreement or any laws, prohibits or limits us, Hilton, the Entities or any successors (by purchase, merger, acquisition or otherwise) from (1) engaging in any of the activities relating to Other Businesses under brand names other than the Licensed Brand, (2) constructing, owning, leasing, managing, franchising, licensing, operating or authorizing the operation of any Existing Hotel, and (3) constructing, owning, leasing, managing, franchising, or licensing any hotel other than an Existing Hotel under the Licensed Brand in the Restrictive Area, as long as the subject hotel does not begin operating under the Licensed Brand

Attachment B - 2

until after the expiration of the Restrictive Period. In addition, the restrictions do not apply to (i) areas located anywhere outside the Restrictive Area; (ii) any period after the earlier of the expiration of the Restrictive Period or termination of this Agreement; (iii) any gaming-oriented hotels, facilities, or Other Businesses; (iv) any shared ownership properties commonly known as “vacation ownership” or “time share ownership” or similar real estate properties; or (v) any hotel(s), motel(s), or inn(s) that are part of a chain or group of four (4) or more hotels, motels, or inns that we, Hilton or the Entities, in a single transaction, after the Effective Date own, operate, acquire, lease, manage, franchise, license, or join through a merger, acquisition or marketing agreement (or otherwise), whether under their existing name or the Licensed Brand name or any other name.

You waive and release any claims, demands or damages arising from or related to any of the foregoing activities, and you acknowledge and agree that those activities will not give rise to any liability on our part, including liability for claims for unfair competition, breach of contract, breach of any applicable implied covenant of good faith and fair dealing, or divided loyalty.

c. Trade Name. The Hotel will be initially known by the trade name set forth in the Rider (the “Trade Name”). We may change the Trade Name and/or the Licensed Brand name and/or any of the Marks at any time at our sole discretion, but we will not change the principal name identified in the Rider. You may not change the Trade Name without our specific written consent. You acknowledge and agree that you are not acquiring the right to use any service marks, copyrights, trademarks, logos, designs, insignia, emblems, symbols, slogans, distinguishing characteristics, trade names, domain names or other marks or characteristics owned by the Entities that we do not specifically designate to be used in the System.

Your Ownership Structure:	Outrigger Hotels Hawaii,	100%
a Hawaii limited partnership

Name (Shareholder, Partner, Member, and Manager)	Nature of Ownership Interest	% Interest
Outrigger Enterprises, Inc., a Hawaii corporation	General Partner	39.39%

Attachment B - 3

Attachment B - 4

Outrigger Enterprises, Inc.	Limited Partner	38.34%
Individuals and Trusts with no one individual or Trust owning more than 15%	Limited Partner	22.27%

IN WITNESS WHEREOF, the parties have executed this Agreement, which has an effective date as of the date set forth in this Rider (the “Effective Date”).

LICENSEE:			LICENSOR:

OUTRIGGER HOTELS HAWAII, a Hawaii limited partnership			PROMUS HOTELS, INC., a Delaware corporation

By:	Outrigger Enterprises, Inc.,		By:	/s/ J. David Greydanus
	a Hawaii corporation,		Name:	J. David Greydanus
	Its General Partner		Title:	SVP - Brand Management

	By:	/s/ Melvyn M. Wilinsky
	Name:	Melvyn M. Wilinsky
	Title:	Senior Vice President

Executed on:		4/19/05

Attachment B - 5

INSERT TO ATTACHMENT B – RIDER TO FRANCHISE LICENSE AGREEMENT

FOR EMBASSY SUITES

DEVELOPERS ADVANTAGE PROGRAM ONLY

1.	Monthly Fees - Paragraph 7a. of the License Agreement is hereby deleted and the following is inserted in its place and stead:

“a. Monthly Fees – Developer’s Advantage. Beginning on the Opening Date of your Hotel, you will pay to us for each month (or part of a month, including the final month you operate under this Agreement) the Monthly Royalty Fees as set forth and defined in the Rider and a Monthly Program Fee in the amount of four percent (4%) of the Hotel’s Gross Rooms Revenue (as the term is defined more specifically in Subparagraph 7.b. below) for the preceding calendar month. However, during the period from the Opening Date through the end of the first twelve (12) full calendar months after the Opening Date (the “First Operating Year”), you may retain one percent (1%) of the Monthly Program Fee, which must be allocated by you toward local advertising, marketing and promotional expenditures for the Hotel (“Local Markets Advertising”), We will extend this provision during the second operating year only if the Hotel has not met or exceeded an average of one hundred percent (100%) “Yield” during the First Operating Year. For purposes of this provision, Yield will be determined by dividing the Hotel’s average Gross Rooms Revenue per available Guest Room into the average gross rooms revenue per available guest room of all hotels in the Hotel’s competitive set (as reported by Smith Travel Research) and multiplying by 100 to produce a percentage. You and we must mutually agree upon your competitive set prior to the Opening Date as well as any subsequent changes you may propose. Nothing in this Agreement is to be deemed a representation that the actual market share of the Hotel will meet or exceed one hundred percent (100%). At our request, you will provide us with documentation of Local Markets Advertising expenditures made pursuant to this paragraph. Additionally, all Local Markets Advertising must comply with then-current existing Embassy standards for advertising and comply with Paragraph 6.a.(11) below.

The amount of this Monthly Program Fee is subject to change by us from time to time, provided that any change will be established in the Manual. However, increase in the Monthly Program Fee, if any, will not exceed one percent (1%) of the Hotel’s Gross Rooms Revenue in any calendar year, and the cumulative increases in the Monthly Program Fee, during the Term of this Agreement, will not exceed five percent (5%) of Gross Rooms Revenue.”

2.	The following new Paragraph 7.g. is hereby added to the License Agreement as follows:

“g. We acknowledge receipt from you of a non-refundable fee of Seventy-Five Thousand Dollars ($75,000), representing payment of the initial application fee (the “Initial Fee”). Notwithstanding, that the Initial Fee is non-refundable under the terms of the franchise application that you signed and submitted, we agree to rebate to you fifty percent (50%) of the Initial Fee, or Thirty-Seven Thousand Five Hundred dollars ($37,500.00), without interest, provided that (i) you (or your Affiliate) have entered into a franchise license agreement with us for a second new-build Licensed Brand hotel and have commenced construction of such hotel by October 1, 2007, and (ii) you are then in good standing under this Agreement. You are not obligated to submit, and we are not obligated to approve, any franchise license application that may qualify you to receive this Initial Fee rebate. Any such application will be processed in accordance with our then standard franchise license application processing procedures.”

3.	Monthly Royalty Fee of the Rider to Franchise License Agreement is hereby deleted in its entirety and the following is substituted in its place and stead:

Attachment B - 6

“Monthly Royalty Fee – Developers Advantage: From the Opening Date of the Hotel, you shall pay a Monthly Royalty Fee representing a percentage of the Gross Rooms Revenue of the Hotel (as defined in Subparagraph 7.b. of the Agreement), in the amounts set forth below:

Operating Year	Monthly Royalty Fee
Year 1*	Two percent (2%) of Gross Rooms Revenue
Years 2 and 3	Three percent (3%) of Gross Rooms Revenue
Years 4 or more	Four percent (4%) of Gross Rooms Revenue

*	through the first twelve (12) full calendar months after the Opening of the Hotel.”

4.	HHonors Points. The following new Paragraph 7.h is hereby added to the License Agreement as follows:

After the Hotel has Opened, we will award you 1,000,000 Hilton HHonors points, having an estimated cash value of $10,000. HHonors membership, earning and redemption of HHonors points are subject to HHonors program terms and conditions. Federal, state and local taxes, if any, are your sole responsibility. We will furnish you with a 1099 tax form reflecting actual cash value of the 1,000,000 Hilton HHonors points awarded to you.

5.	Additional Support. The following new Paragraph 7.i is hereby added to the License Agreement as follows:

We will provide you with the following target sales and marketing support if you meet specific milestones before Opening your Hotel:

(a)	We will pay you Twenty Five Thousand Dollars ($25,000) towards the first year’s salary of your Director of Sales for the Hotel, if the Hotel’s Director of Sales is hired and working at least one year before the Hotel’s Opening Date (At all times during this period, you will remain the employer of the Director of Sales).

(b)	We will waive the initial training fees for the Hotel’s general manager if the general manager is hired and working at least one year before the Hotel’s Opening Date. We will also waive the initial training fees for the Hotel’s Assistant General Manager, Chief Engineer, Executive Housekeeper, Front Office Manager, Food and Beverage Director, Hotel Controller and Director of Human Resources if the people in these positions are hired and working at least 6 months before the Hotel’s Opening Date.

(c)	If the Hotel starts construction on or before October 1, 2005, or the Licensor-approved extension of that date, if applicable, we will promote the Hotel before it Opens by Hilton-directed pre-opening marketing and public relations support.

(d)	If the Hotel Opens on or before April 26, 2007, or the Licensor-approved extension of that date, if applicable, then we will promote the Hotel with two weeks of local spot radio advertising when the Hotel Opens.

Attachment B - 7

EXI ⅃T A

Restrictive Area Boundary - Proposed Embassy Suites, Honolulu, HI

KAMAKEE ST
AUAHI ST
PIIKOI ST
MAKALOA ST
KAPIOLANI BLVD
KONA ST
ALA MOANA BLVD
ATKINSON DR
KANUNU ST
PONI ST
PHILIP ST
PUNAHOU ST
HAUOLI ST
RUMEHANA ST
ALGAROBA ST
WAIOLA ST
CITRON ST
FERN ST
LIME ST
YOUNG ST
S KING ST
S BERETANIA ST
ISENBERG ST
COOLIDGE ST
HAUSTEN ST
HOAWA ST
UNIVERSITY AVE
NAKOOKOO ST
KAAHA ST
KUILEI ST
WAIAKA RD
KALO PL
VARSITY CIR
KALEI RD
KOALI RD
KAMAKINI ST
CHURCH LN
RAMP
H1
MCCULLY ST
ALA WAI BLVD
HOBRON LN
KAIOO DR
ENA RD
KALAKAUA AVE
LAUIKI ST
KAMOKU ST
MAHIAI ST
LAAU ST
OLOKELE AVE
DATE ST
KAPAHULU AVE
KAIMUKI AVE
CHARLES ST
OLU ST
MOKIHANA ST
PALIULI ST
WINAM AVE
RAINBOW DR
PAOA PL
KALIA RD
SARATOGA RD
LEWERS ST
KUHIO AVE
ALOHA DR
PROPOSED ES - HI - HONOLULU
MOOHEAU AVE
HOOLULU ST
HERBERT ST
KOA AVE
LILIUOKALANI AVE
OHUA AVE
PAOAKALANI AVE
WAI NANI WAY
AINAKEA WAY
KANAINA AVE
CAMPBELL AVE
PAKI AVE
LEAHI AVE
HAYDEN ST
HINANO ST
MAKINI ST
KAUNAOA ST
MONSARRAT AVE
Restrictive Area Boundary, Proposed Embassy Suites, Honolulu, HI